                                                                     EXHIBIT 2.1



                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE



In re:                                     )      Chapter 11
                                           )
CROWN BOOKS CORPORATION,                   )
SUPER CROWN BOOKS CORPORATION,             )      Case No. 98-1575 (RRM)
CROWN BOOKS EAST CORPORATION,              )
CROWN BOOKS WEST CORPORATION,              )      (Jointly Administered)
CROWN BOOKS NATIONAL CORPORATION,          )
and CROWN DHC CORPORATION,                 )
                                           )
                  Debtors.                 )


                 FIRST AMENDED DISCLOSURE STATEMENT FOR DEBTORS'
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION



                              YOUNG CONAWAY STARGATT & TAYLOR, LLP
                              James L. Patton, Jr. (No. 2202)
                              S. David Peress (No. 2679)
                              Brendan Linehan Shannon (No. 3136)
                              Michael R- Nestor (No. 3 526)
                              11th Floor, Rodney Square North
                              P.O. Box 391
                              Wilmington, Delaware 19899-0391
                              (302) 571-6600

                              Counsel to Debtors and Debtors-in-Possession



Dated: August 18, 1999

                                TABLE OF CONTENTS



                                                                                                                        PAGE
I.     INTRODUCTION AND SUMMARY...........................................................................................2

       A.     Overview....................................................................................................3
       B.     Solicitation................................................................................................4
       C.     Summary Of Plan Provisions..................................................................................4
              1.     Overview of Claims Addressed in , the Plan...........................................................4
              2.     Summary of Classification and Treatment of Claims and Interests......................................5
              3.     Conditions to Confirmation and the Occurrence of the Effective Date of the Plan......................7


II.    BACKGROUND.........................................................................................................8

       A.     The Debtors' Business and Capital Structure.................................................................8
       B.     Events Preceding Commencement Of The Chapter 11 Cases.......................................................9
              1.     Rising Competition and Changes Within the Industry...................................................9
              2.     internal Controls and Systems Problems at Crown.....................................................10
              3.     Crown's Liquidity Crisis and The Decision to Commence the Chapter 11 Cases..........................11


III.   THE CHAPTER 11 CASES..............................................................................................11

       A.     Continuation Of Business; Stay Of Litigation...............................................................11
       B.     Significant Events During The Chapter 11 Cases.............................................................12
              1.     First -Day Motions..................................................................................12
              2.     Retention of Additional Professionals...............................................................12
              3.     DIP Facility........................................................................................12
              4.     Appointment of Official Committee of Unsecured Creditors............................................13
              5.     Re-establishing Trade Credit with Certain Vendors; Section 546(g)* Programs.........................13
              6.     Assumption or Rejection of Leases; Going out of Business Sales......................................14


IV.    THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES............................................................14

       A.     General....................................................................................................14
       B.     Holders Of Claims Entitled To Vote.........................................................................14
       C.     Vote Required For Class Acceptance.........................................................................15
       D.     Counting Of Ballots For Determining Acceptance Of The Plan.................................................15
       E.     Voting Deadline............................................................................................15
       F.     Voting Procedures..........................................................................................16
              1.     Defects, Irregularities, Etc........................................................................16
              2.     Temporary Allowance for Voting Purposes.............................................................16

       G.     Miscellaneous..............................................................................................16

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                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                        PAGE
V.     THE PLAN..........................................................................................................17

       A.     General....................................................................................................17
       B.     Calculation Of Total Value.................................................................................18
       C.     Classification And Treatment Of Claims And Interests Under The Plan........................................20
              1.     Treatment of Administrative Expenses, Other Priority Claims And Priority Tax Claims.................20

       D.     Unexpired Leases And Executory Contracts...................................................................23
              1.     General.............................................................................................23
              2.     Treatment of Unexpired Leases and Executory Contracts Under the Plan................................23

       E.     Implementation Of The Plan.................................................................................24
              1.     Operations Between the Confirmation Date and the Effective Date.....................................25
              2.     Revesting and Transfer of Assets....................................................................25
              3.     Cancellation of Securities..........................................................................25
              4.     Listing of New Common Stock; Registration of Securities.............................................25
              5.     Allowance of Claims Subject to Section 502(d).......................................................26
              6.     Right of Setoff.....................................................................................26

       F.     Corporate Governance.......................................................................................26
       G.     Appointment Of Directors; Retention Of Officers............................................................27
       H.     Settlement with Ingram.....................................................................................27
       I.     Emergence Bonus and Incentive Plan.........................................................................28
       J.     Effects Of Plan Confirmation...............................................................................29
              1.     Discharge and Termination...........................................................................29
              2.     Complete Satisfaction...............................................................................29
              3.     Release of Debtors and Debtors in Possession........................................................29
              4.     Release by Holders of Claims and Interests..........................................................30
              5.     Release of Dart and Richfood........................................................................30
              6.     Exculpation.........................................................................................32
              7.     Injunction..........................................................................................33

       K.     Preservation Of Insurance..................................................................................33
       L.     Distributions Under The Plan...............................................................................33
              1.     Timing of Distributions.............................................................................33
              2.     New Common Stock....................................................................................33
              3.     New Common Stock Distributions......................................................................33
              4.     Fractional Shares...................................................................................34
              5.     Fractional Dollars..................................................................................34
              6.     Compliance with Tax Requirements....................................................................34
              7.     Persons Deemed Holders of Registered Securities.....................................................34
              8.     Distribution of Unclaimed Property..................................................................34

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                        PAGE
       M.     Procedures For Resolving Disputed Claims Under The Plan....................................................35
              1.     Objections to Claims................................................................................35
              2.     Procedure...........................................................................................35
              3.     Estimation..........................................................................................35
              4.     Miscellaneous Distribution Provisions...............................................................35

       N.     Miscellaneous Provisions...................................................................................36
              1.     Retention of Jurisdiction...........................................................................36
              2.     Binding Effect of the Plan..........................................................................38
              3.     Non-voting Stock....................................................................................38
              4.     Authorization of Corporate Action...................................................................38
              5.     Retiree Benefits....................................................................................38
              6.     Withdrawal of the Plan..............................................................................38
              7.     Final Order.........................................................................................38
              8.     Dissolution of Committee............................................................................39
              9.     Amendments and Modifications........................................................................39
              10.    Time................................................................................................39
              11.    Section 1145 Exemption..............................................................................39
              12.    Section 1146 Exemption..............................................................................39

       O.     Conditions to Confirmation.................................................................................39
       P.     Conditions To Occurrence Of Effective Date Of The Plan.....................................................40

VI.    ACCEPTANCE AND CONFIRMATION OF THE PLAN...........................................................................40

       A.     Solicitation Of Acceptances................................................................................41
       B.     Confirmation Hearing.......................................................................................41
       C.     Requirements For Confirmation Of The Plan..................................................................41
              1.     The Plan Does Not Discriminate Unfairly.............................................................42
              2.     The Plan is Fair and Equitable......................................................................42
              3.     The Best Interests Test.............................................................................42

       D.     Nature And Timing Of Sale Process..........................................................................44
       E.     Discount Factor Applied To Assets..........................................................................44
       F.     Estimated Liquidation Expenses.............................................................................44
       G.     Estimated Claims...........................................................................................44
       H.     Recoveries Under The Plan vs. Recoveries In A Liquidation..................................................44
       I.     Feasibility................................................................................................45

VII.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.........................................................45

       A.     Liquidation Under Chapter 7................................................................................45
       B.     Alternative Plan...........................................................................................45

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                        PAGE
VIII.  RISK FACTORS......................................................................................................46

       A.     Business Risks.............................................................................................46
              1.     Industry Conditions.................................................................................46
              2.     Competition.........................................................................................46
              3.     Operating Cash Flow; Post-Confirmation Credit Facility..............................................47
              4.     Trade Credit........................................................................................47
              5.     Success of Business Plan............................................................................47
              6.     Tax Issues..........................................................................................48
              7.     Environmental Regulation and Litigation.............................................................48

       B.     Bankruptcy Risks...........................................................................................48
              1.     Objection to Classification.........................................................................48
              2.     Combined Properties.................................................................................49
              3.     Kemper Insurance Limited Objection,.................................................................49
              4.     Risk of Nonconfirmation of the Plan.................................................................49
              5.     Potential Effect of Bankruptcy Upon Certain Relationships...........................................49

       C.     Liquidity Risks............................................................................................50
              1.     Restrictions on Transfer............................................................................50
              2.     Potential Illiquidity of Plan Securities............................................................50


IX.    DESCRIPTION OF POST-CONFIRMATION CREDIT FACILITY..................................................................50


X.     DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN.............................................................50


XI.    CERTAIN INFORMATION CONCERNING THE DEPTORS........................................................................51

       A.     Merchandising Strategy.....................................................................................51
       B.     Trade Customs And Practices................................................................................51
       C.     Advertising................................................................................................52
       D.     Properties52
       E.     Employees 52
       F.     Tradenames And Trademarks..................................................................................52
       G.     Competition................................................................................................52
       H.     Executive Officers.........................................................................................53

XII.   FINANCIAL AND LEGAL ADVISORS; FEES AND EXPENSES...................................................................53


XIII.  EXEMPTION FOR SECURITIES ACT RECISTRATION.........................................................................54


XIV.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................................................55

       A.     In General.................................................................................................55
       B.     Federal Income Tax Consequences To Debtors.................................................................55
              1.     Cancellation of Indebtedness........................................................................55


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                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                        PAGE
              2.     Effect of Section 382 of the Tax Code...............................................................56
              3.     The Bankruptcy Exception............................................................................57

       C.     Federal Income Tax Consequences To Holders Of Allowed Claims...............................................58
              1.     In General..........................................................................................58
              2.     Accrued Interest on Allowed Claims..................................................................58
              3.     Holders of Allowed Claims Who Receive Cash..........................................................58
              4.     Information Reporting and Backup Withholding........................................................58


XV.    CONCLUSION........................................................................................................60

                THE DEBTORS STRONGLY URGE ALL HOLDERS OF CLAIMS IN IMPAIRED CLASSES TO ACCEPT THE PLAN.

                THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE PLAN. ALL HOLDERS OF CLAIMS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS INCLUDED HEREWITH AS APPENDIX A, OTHER APPENDICES INCLUDED HEREWITH AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN IS UNAUDITED. THERE CAN BE NO ASSURANCE THAT (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE ACCURATE SUBSEQUENT TO THE DATE HEREOF, OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

                ALL HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS," PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH CREDITOR MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. ALSO, THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR CREDITORS WHOSE CLAIMS ARE DISPUTED.

                NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OTHER THAN THOSE WHICH ARE CONTAINED IN THIS DISCLOSURE STATEMENT. NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN. ANY INFORMATION OR REPRESENTATIONS GIVEN TO OBTAIN YOUR ACCEPTANCE OR REJECTION FOR THE PLAN WHICH ARE DIFFERENT FROM OR INCONSISTENT WITH THE INFORMATION OR STATEMENTS CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY CREDITOR IN VOTING ON THE PLAN.

                THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH

THE FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

                THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS GOVERNED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER RULE OR STATUTE OF SIMILAR IMPORT.

                THIS DISCLOSURE STATEMENT SHALL NEIThER BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY NOR BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN. EACH CREDITOR SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF VOTES, THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY.

I.      INTRODUCTION AND SUMMARY

                Crown Books Corporation ("Crown"), Super Crown Books Corporation ("Super Crown"), Crown Books East Corporation ("Crown East"), Crown Books West Corporation ("Crown West"), Crown Books National Corporation ("Crown National") and Crown DHC Corporation ("Crown DHC') (each a "Debtor" and, collectively the "Debtors"), as debtors and debtors in possession under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), hereby propose and file this First Amended Disclosure Statement (the "Disclosure Statement") to accompany the Debtors' First Amended Joint Chapter 11 Plan of Reorganization dated June 30,1999 (as such maybe modified, amended or supplemented, the "Plan"). Except as otherwise indicated, all capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is included as Appendix A to this Disclosure Statement.

                The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement.

                The purpose of this Disclosure Statement is to provide the Debtors' known creditors with adequate information of a kind, and in sufficient detail, as far as is reasonably practical in light of the nature and history of the Debtors, upon which to base an informed decision regarding whether to accept or reject the Plan.

                This Disclosure Statement, the Plan included herewith as Appendix A (and the other appendices hereto), the accompanying form of Ballot, and the related materials delivered together herewith are being furnished to holders of the Impaired Claims entitled to vote pursuant to Section 1125 of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (and the transactions contemplated thereby), as described herein.

        A.      OVERVIEW

                The Debtors believe that the Plan is fair in light of the relative legal rights of their creditors and the critical need for the Debtors to emerge from bankruptcy with an improved capital structure and sufficient trade credit to operate in the ordinary course of business and to meet the projections underlying the plan.

                The Plan is being presented as a joint plan of reorganization of the Debtors, and is predicated upon a substantive consolidation of the Chapter 11 cases and the Debtors' respective estates. Nothing herein or in the Plan shall be otherwise construed. Accordingly, Claims against each Debtor are not separately classified and treated.

                The Plan provides that the holders of Allowed General Unsecured Claims will convert their claims into equity in the Reorganized Debtor, such that the Reorganized Debtor will have no long-term institutional indebtedness. The Reorganized Debtor will refinance the existing DIP Facility (as hereinafter defined) with the Post-Confirmation Credit Facility. Old Equity Interests, including the Old Crown Common Stock, will be canceled and holders thereof will receive nothing on account of such Old Equity Interests.

                The Plan provides for equal treatment for all Allowed Class 2 General Unsecured Claims against the Debtors. Thus, the Plan provides that holders of Allowed General Unsecured Claims in Class 2 will receive an equivalent distribution with other similarly situated creditors asserting Claims against any of the Debtors of the New Common Stock of the Reorganized Debtor to be authorized and issued under the Plan. As described more fully below, each holder of an Allowed Class 2 Claim will receive a distribution of a number of shares of New Common Stock calculated by multiplying such Allowed Class 2 Claim by the Equity Factor.

                For purposes of projecting potential creditor recoveries, the Debtors have estimated that the Reorganized Debtor will have an equity value of $23.0 million as of the Effective Date. The use of this valuation for purposes of illustrating creditor recoveries under the Plan shall not be binding on creditors or the Reorganized Debtor for any other purposes. Based on the projected $23.0 million valuation of the Reorganized Debtor, the Debtors estimate that holders of Allowed General Unsecured Claims will receive distributions of New Common Stock totaling in value approximately 38.3% of the Allowed Amount of such Claims (prior to dilution associated with exercise of the Management Options). The computation of the imputed value of the New Common Stock is inherently imprecise, and the recovery on account of Allowed General Unsecured Claims could be different from that estimated above if the Allowed Amount of these Claims differs from the Debtors' estimate; if Allowed General Unsecured Claims are greater than the Debtors' estimate, the percentage recovery for an Unsecured Creditor could be lower. If Allowed General Unsecured Claims are less than the Debtors' estimate, the percentage recovery could be greater. In addition, although the Debtors have agreed to use their best efforts to cause the New Common Stock to be listed or otherwise quoted on a national securities exchange, the New Common Stock may nevertheless be illiquid, and it may not trade at a price level equal to the value estimated by the Debtors.

                Holders of Allowed Class 2 Claims will receive a distribution of New Common Stock equal, in the aggregate, and on a fully diluted basis, to 100% of the total amount of the New Common Stock issued as of the Effective Date, subject to dilution to up to 85% of total ownership based upon the exercise of certain options to purchase New Common Stock expected to be issued to management pursuant to the Emergence Bonus and Incentive Plan. See "The Plan - Distributions of New Common Stock to Management."

        B.      SOLICITATION

                The Debtors are hereby soliciting (the "Solicitation") votes for acceptance of the Plan under the Bankruptcy Code from the holders of (i) General Unsecured Claims (Class 2) and (ii) Convenience Claims (Class 3). The Debtors are not soliciting votes from holders of Secured Claims (Class 1), which are Unimpaired by the Plan. The Debtors also are not soliciting votes from holders of Old Crown Common Stock Interests (Class 4) or Old Equity Interests in the Subsidiaries (Class 5), each of which will neither receive any distribution nor retain any property under the Plan and, thus, are conclusively presumed to have rejected the Plan pursuant to applicable provisions of the Bankruptcy Code. The Bankruptcy Court has fixed 5:00 p.m. Eastern Standard Time on August 18, 1999 as the record date for the determination of holders of Claims entitled to vote on the Plan.

        C.      SUMMARY OF PLAN PROVISIONS

                Set forth below is the summary of certain significant provisions of the Plan. For a discussion of certain risks associated with implementation of the Plan, see Article VIII, "RISK FACTORS."

                1.      OVERVIEW OF CLAIMS ADDRESSED IN THE PLAN

                The Plan identifies several groups of creditors entitled to distributions of Cash and/or new equity of the Reorganized Debtor: the holders of Secured Claims, holders of General Unsecured Claims and holders of Convenience Claims. For purposes of their calculations, the Debtors assume that the Allowed Amounts of Claims of these groups would be as follows: Secured Claims - - $0; General Unsecured Claims (Class 2) - - $60 million; and Convenience Claims (Class 3) - - $110,1000.

                As discussed more fully below, because the value of the distributions to be made in respect of General Unsecured Claims and Convenience Claims will be insufficient to satisfy such Claims in full, holders of Old Crown Common Stock Interests and Old Equity Interests in the Subsidiaries will not receive any distribution on account of such Interests.

                The Plan classifies the following classes of Claims and
Interests: "Class 1 Claims" shall consist of all Secured Claims against any of the Debtors; "Class 2 Claims" shall consist of all General Unsecured Claims against any of the Debtors; "Class 3 Claims shall consist of all Convenience Claims against any of the Debtors; "Class 4 Interests" shall consist of all shares of Old Crown Common Stock and any related rights, warrants and options; "Class 5 Interests" shall consist of all Old Equity Interests in the Subsidiaries, all of which are held by Crown.

                2.      SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND
                        INTERESTS

                The Plan specifies the manner in which the Claims and Interests in each Class are to be treated. Administrative Expense Claims, Other Priority Claims and Priority Tax Claims are not classified for purposes of voting under the Plan, but the Plan does provide for the treatment of such Claims. The table below provides a summary of the treatment of the various Classes of Claims against and Interests in the Debtors. To the extent that the terms of the Disclosure Statement vary from the terms of the Plan, the terms of the Plan will control.


                                          ESTIMATED AMOUNT
TYPE OF CLAIM OR INTEREST        CLASS    OF ALLOWED CLAIMS        TREATMENT
-----------------------------------------------------------------------------------------------------------------------------
Administrative Expense           N/A      $48.8 million            The Reorganized Debtor shall pay each Allowed
Claims (other than                                                 Administrative Expense Claim in full and in cash on the
Section 546(g)* claims)                                            later of (i) the Effective Date, (ii) as and when such
                                                                   obligation becomes due and payable or (iii) such date and
                                                                   time as may be mutually agreed upon by the parties.
-----------------------------------------------------------------------------------------------------------------------------
Section 546(g)*                  N/A      $11.6 million            Section 546(g)* Claims for credit extended to a Debtor
Claims                                                             by a holder of such Claim shall be paid or otherwise
                                                                   treated, at the Reorganized Debtor's sole discretion, in
                                                                   accordance with (i) the terms of any Order of the
                                                                   Bankruptcy Court giving rise to such Claim or (ii) such
                                                                   Ordinary and customary terms as may be agreed upon
                                                                   between the holder of such Section 546(g)* Claim and the
                                                                   relevant Debtor or the Reorganized Debtor, as
                                                                   appropriate or (iii) in the case of the Section 546(g)*
                                                                   Claim of Ingram, pursuant to the terms of the Ingram
                                                                   Settlement
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Other Priority                   N/A      $0                       The Reorganized Debtor shall pay each Allowed Other
Claims                                                             Priority Claim in full and in cash (i) in accordance
                                                                   with the provisions of Section 507 of the Bankruptcy
                                                                   Code, or (ii) as otherwise authorized by the Bankruptcy
                                                                   Court, except to the extent the holder of such claim
                                                                   agrees to a less favorable treatment.
-----------------------------------------------------------------------------------------------------------------------------
Priority Tax                     N/A      $2.0 million             The holder of an Allowed Priority Tax Claim shall
Claims                                                             receive, on account of such Claim, a cash payment in the
                                                                   amount of such Priority Tax Claim six years after the
                                                                   assessment of the tax on which such claim is based, plus
                                                                   simple interest annually in arrears. At the option of
                                                                   the Reorganized Debtor, any Allowed Priority Tax Claim
                                                                   may be (i) paid on such alternative terms as may be
                                                                   agreed by Reorganized Debtor and the holder of such
                                                                   Allowed Priority Tax Claim or (ii) prepaid in whole or
                                                                   in part, without premium or penalty, at any time.
-----------------------------------------------------------------------------------------------------------------------------
Secured Claims                   1        $0                       Unimpaired. With regard to each Allowed Secured Claim,
                                                                   on the Effective Date, at the. option of the Reorganized
                                                                   Debtor, the Reorganized Debtor shall either (i) assume
                                                                   such Claim and those legal, equitable and contractual
                                                                   rights to which the holder of such Claim is entitled
                                                                   shall not be altered by the Plan, or (ii) provide for
                                                                   such Claim as will cause such Claim not to be impaired.
-----------------------------------------------------------------------------------------------------------------------------
General Unsecured                2        $60.0 million            Impaired. Each holder of an Allowed Class 2 General
Claims                                                             Unsecured Claim shall receive on account of such Claim,
                                                                   shares of New Common Stock in an amount calculated by
                                                                   multiplying such Allowed Class 2 Claim by the Equity
                                                                   Factor.
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Convenience                      3        $110,000                 Impaired. Each holder of an Allowed Convenience Claim
Claims                                                             shall receive Cash in an amount equal to 25 % of the
                                                                   Allowed Amount of such Allowed Convenience Claim.
                                                                   Convenience Claims shall consist of all Unsecured Claims
                                                                   against the Debtors in the Amount of $1,000 or less, and
                                                                   General Unsecured Claims which are voluntarily reduced
                                                                   to that amount by such holder.
-----------------------------------------------------------------------------------------------------------------------------
Old Crown Common Stock           4        5,288,000 shares plus    Impaired. The Old Crown Common Stock Interests shall be
                                          warrants, options and    canceled on the Effective Date, and the holders of such
                                          related rights           Interests shall not receive or retain any property under
                                                                   the Plan on account of their Interests.
-----------------------------------------------------------------------------------------------------------------------------
Old Equity Interests             5        100 shares of            Impaired. The Old Equity Interests in the Subsidiaries
in the Subsidiaries                       Common Stock in          shall be canceled on the Effective Date, and the holder of
                                          each of the              such Interests shall not receive or retain any property
                                          Subsidiaries             under the Plan on account of such Interests.
-----------------------------------------------------------------------------------------------------------------------------


                For a more detailed description of the treatment of the foregoing classes of Claims and Interests, see "The Plan - Classification and Treatment of Claims and Interests Under the Plan."

                3. CONDITIONS TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN

                        The Plan will not be consummated immediately upon confirmation, but only upon the Effective Date. The Effective Date shall not occur and no obligations and rights set forth in the Plan as of the Effective Date or thereafter will come into existence, unless various conditions to confirmation and consummation are satisfied or waived by the Debtors. There is no assurance, however, that the Debtors would waive any such conditions. The Confirmation Order may be vacated if the conditions to the Effective Date are not timely met or waived.

                        Because of the conditions to the Effective Date provided in the Plan, a delay will occur between confirmation of the Plan and the Effective Date. There is no assurance that the conditions to the Effective Date will be fulfilled, or that any waivable condition which is not fulfilled will in fact be waived. The Plan provides that it is a condition to consummation of the Plan that each of the conditions set forth in Sections 8.01 and 8.02 of the Plan has been satisfied or waived in accordance with Section 8.03 of the Plan.

                        The implementation of the Plan entails certain risks and, similarly, the business in which the Reorganized Debtor is and will continue to be engaged involves certain risks. For a discussion of these risks, see Article VIII, "RISK FACTORS."

                        The Debtors believe that all conditions to the Effective Date of the Plan will likely be satisfied or waived within forty-five (45) days of the Confirmation Date, and that the Effective Date of the Plan is likely to occur by October 2, 1999.

II.     BACKGROUND

        A.      THE DEBTORS' BUSINESS AND CAPITAL STRUCTURE

                Crown. Crown is a discount retailer specializing in general trade books and book-related products. Crown's operating network currently consists of ninety-two stores in five markets (Washington, D.C.; Chicago; San Francisco; Los Angeles; and San Diego). Crown is incorporated in Delaware, and is headquartered in Landover, Maryland. See "Certain Information Concerning the Debtors" for a more complete description of the business of the Debtors.

                Equity. Crown's Old Common Stock formerly was listed on the NASDAQ under the symbol "CRWNQ." The Old Common Stock was "de-listed" on September 18, 1998. It is currently traded on the Over-the-Counter Bulletin Board of NASDAQ.

                Crown was incorporated in 1977 by the Dart Drug Company, and Crown was a majority-owned subsidiary of The Dart Group, Inc. ("Dart"), which was purchased by Richfood, Inc. ("Richfood") in April, 1998. Crown is now a majority-owned subsidiary of Richfood through Dart and Richfood indirectly holds approximately 52.3% of the Common Stock of Crown.

                Super Crown, Crown East, Crown West, and Crown National are all inactive wholly-owned subsidiaries of Crown. Crown DHC holds certain trademarks and trade names of the Debtors, but otherwise has no business operations.

                Debt. Prior to the Petition Date, Crown obtained working capital to fund ongoing operations from The CIT Group/Business Credit, Inc. ("CIT") under a $50 million Revolving Credit and Security Agreement, dated as of September 12, 1996 (the "Pre-Petition Credit Facility). Crown's obligations in respect of the Pre-Petition Credit Facility were secured by a lien on substantially all of Crown's assets. Under the terms of the Pre-Petition Credit Facility, Crown's maximum borrowings were limited to $25 million unless Crown satisfied a covenant related to its tangible net worth. For at least several months prior to the Petition Date, Crown was unable to meet the tangible net worth covenant and therefore, Crown's maximum borrowings under the Pre-Petition Credit Facility were limited to $25 million.

                As of the Petition Date, Crown owed CIT approximately $18.45 million principal plus accrued fees and interest under the Pre-Petition Credit Facility. All of Crown's obligations to CIT have since been satisfied utilizing the proceeds of Crown's debtor in possession financing. See Significant Events during the Chapter 11 Cases - DIP Facility.

                In addition, as of the Petition Date, the Debtors' total unsecured debt amounted to $52 million, which sum includes approximately $25 million in unpaid trade debt.

        B.      EVENTS PRECEDING COMMENCEMENT OF THE CHAPTER 11 CASES

                1.      RISING COMPETITION AND CHANGES WITHIN THE INDUSTRY

                The first Crown store opened in Rockville, Maryland in September, 1977. Over the next few years, Crown opened a number of stores in the Washington, D.C. area. Until Crown's introduction of discount pricing, customers had to pay full list price for all books - even New York Times bestsellers. The only significant competition came from the mall-based chain bookstores, B. Dalton Bookseller and Waldenbooks.

                Both Crown and its competitors opened numerous stores during the late 1970's and throughout the 1980's, most of which were in the 2,000 and 4,000 square foot range. Nonetheless, a, combination of Crown's aggressive advertising and the competition's lack of response to discount pricing led to Crown's dominance of its market.

                In the early 1980's, Crown expanded into additional markets in Los Angeles, San Francisco, San Diego, and Chicago.. Several years later, Crown moved into Houston and Seattle. Crown's main competitors were putting a few stores in many markets, while Crown concentrated on opening many stores in a few markets in order to achieve advantages in advertising, productivity and in economics of field supervision. During this time, Crown's overhead costs as a percent of sales were the lowest in the industry, and Crown was thus able, to undersell the competition and generate healthy profits at the same time.

                Until the late 1980's the average bookstore in the United States was approximately 3,000 square feet. In the late 1980's, Borders, Inc. ("Borders") opened its first superstores, ranging in size from 12,000 to 15,000 square feet. Barnes & Noble, Inc. ("Barnes & Noble") followed this trend, opening its first superstores in 1990. Crown launched its superstore strategy shortly thereafter, opening stores that were between 6,000 and 8,000 square feet.

                In the last five years, both Barnes & Noble and Borders have expanded their superstore concept. Their stores now average 28,000 square feet, and typically include a cafe and a large area devoted to music. Some Borders stores also include an area devoted to video sales. However, the retail space devoted to books in these larger Borders and Barnes & Noble stores generally does not exceed the book retail space in Crown superstores.

                In 1995, with mature store sales in decline, Crown made the strategic decision to lose approximately 100 of the smaller Crown stores and replace them with larger superstores. Sixty-nine of these superstores were opened over the following several years, ranging in size from 12,000 to 15,000 square feet Crown decided to continue with its books-only format, but changed its advertising and in-store signing to de-emphasize the difference between Crown and its larger competitors, and reduced its standard discounts to bring them closer to the competition's pricing. In the 1997 prototype store, Crown also switched the interior decor of the store from a discount look to the more upscale look of Barnes & Noble and Borders. The Debtors' current management has determined that in implementing this strategy, Crown's former management backed away from its key advantage in the marketplace and spent large amounts of money to develop a smaller, less effective version of the competition.

                Former management continued to open stores with this ineffective combination of store design, interior signing, and marketing, the detrimental result of which was magnified by the higher rental rates paid for the new leases. Sales continued to slide over the eighteen months preceding the Petition Date.

                2.      INTERNAL CONTROLS AND SYSTEMS PROBLEMS AT CROWN.

                Crown's problems were exacerbated by its decision in April 1997 to implement a new computer system for handling merchandise and accounts payable known as Evolution. Implementation of the new system was poorly planned and poorly executed. Crown compounded its implementation problems when it attempted to compress the implementation time frame to under 6 months, disregarding the manufacturer's recommendation of an 18-month implementation period. Difficulties in implementing and utilizing Evolution had a cascading effect throughout Crown's overall operations. For example, incompatibility between Evolution and Crown's computerized point-of-sale system interfered with Crown's ability to maintain inventory levels at the stores, and handicapped its ability to monitor sales and cash flow.

                Moreover, as a result of these factors, Crown experienced serious difficulty reconciling purchases and payments by vendor, maintaining store-level inventory data, tracking average costs, tracking manufacturer list price and otherwise creating and monitoring information essential to both the day-to-day and long-term operation of their business. Since commencing the implementation of Evolution in April 1997, Crown's information systems organization has had to do the work that should have been done in the pre-implementation time frame as well as keep control over the daily operations at the store level. Accordingly, in 1997 and 1998 Crown was forced to devote an inordinate amount of its financial and managerial resources to address the following items:

                - Regaining control over the Computer system's remaining issues and stabilizing the development and testing environments

                - Implementing change management procedures, system control procedures, and checks and balances to ensure ongoing systems quality

                - Implementing strategic management initiatives designed to help regain control of the business

                - Upgrading and testing key systems for Year 2000 compliance.

                During the last half of 1997, all of the Debtors' senior management, including the Chief Executive Officer, Chief Financial Officer, Chief Information Officer and the Vice President of Operations, left or were removed, and a new executive team took over early in 1998.

The Debtors' new management team has directed its efforts over the past eighteen months entirely toward stabilizing the Debtors' business operations and repairing the damage caused by the computer problems described above.

                3. CROWN'S LIQUIDITY CRISIS AND THE DECISION TO COMMENCE THE CHAPTER 11 CASES

                As a result of its financial difficulties, Crown became unable to comply with its financial obligations as they became due. In an effort to address the combined effects of a year of declining sales, runaway expenses, and its inability to satisfy its trade payables to the book publishers, in January 1998, Crown instituted a book return program whereby it returned $37.0 million of book inventory to the publishers for credit against outstanding payables. At the same time, Crown closed its regional warehouses and increased its reliance for the purchase of new book inventory upon a book wholesaler, Ingram Book Company ("Ingram").

                The effect of the book return program was to deplete the inventory in Crown's stores. As a result of the erosion of its collateral base, CIT reduced Crown's borrowing ability under its working capital line of credit to $25 million in borrowings. Finally, Ingram, based on the alleged breach of a promise by Dart to provide a credit enhancement to support additional trade credit suspended shipments to Crown and commenced a lawsuit against Crown and Dart in the United States District Court for the Middle District of Tennessee seeking repayment of Crown's $12.6 million receivable and damages for breach of contract, fraud and negligent misrepresentation (the "Ingram Lawsuit").

                Plagued by mounting losses and a dearth of inventory, Crown tried unsuccessfully to obtain additional credit. Ultimately, management concluded that Crown's only chance for survival was the commencement of the Chapter 11 cases. In preparation for the commencement of the Chapter 11 cases, management identified under-performing stores or stores located in under-performing markets which it would be desirable to close through going out of business sales or otherwise. Management also successfully negotiated the terms of a new working capital facility with Paragon Capital L.L.C. and Foothill Capital Corporation (collectively, the "DIP Lenders") which would allow the repayment of the Pre-Petition Credit Facility and increase Crown's borrowing capacity through additional credit. Finally, management reached agreement with Ingram on the terms of a post-petition trade credit facility predicated upon the return to Ingram of $12.6 million of inventory from 41 of the stores Crown determined to close.

III.    THE CHAPTER 11 CASES

        A.      CONTINUATION OF BUSINESS; STAY OF LITIGATION

                On July 14, 1998 (the "Petition Date"), the Debtors commenced the Chapter 11 cases. Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court in accordance with the provisions of the

Bankruptcy Code. Thus, the Debtors' management has continued to manage the Debtors' affairs, and the Debtors are authorized to operate in the ordinary course of business. Transactions outside the ordinary course of business have required. Bankruptcy Court approval. In addition, the Bankruptcy Court has approved the Debtors' employment of attorneys, financial advisors and other professionals.

                An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of (i) all collection efforts by creditors, (ii) enforcement of liens against the Debtors and (iii) litigation against the Debtors. This, injunction remains generally in full force and effect.

        B.      SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

                1.      FIRST DAY MOTIONS

                On the Petition Date, the Debtors filed numerous "first day" motions and applications which were granted after a hearing in the Bankruptcy Court. The first day orders included, among others, (i) an order authorizing the retention of Young Conaway Stargatt & Taylor, LLP as counsel to the Debtors,
(ii) an order authorizing the retention of Zolfo Cooper, L.L.C. as special financial advisor to the Debtors, (iii) an order authorizing the Debtor to honor obligations to employees, (iv) an order authorizing (1) continued use of bank accounts and business forms, and (2) maintenance of the Debtors' cash management system, (v) an order authorizing payment of certain pre-petition taxes, (vi) an order restraining utility companies from discontinuing, altering or refusing service, (vii) an order authorizing the Debtor to maintain and honor customer benefits programs, (viii) an order establishing procedures for interim compensation and reimbursement of expenses for professionals, (ix) an order approving the rejection of certain leases, and (x) an order granting interim authority to obtain post-petition financing.

                2.      RETENTION OF ADDITIONAL PROFESSIONALS

                As noted above, on the Petition Date, the Bankruptcy Court approved the retention of certain professionals by the Debtors. The Bankruptcy Court subsequently approved the employment and retention of (i) Arthur Anderson, as. accountants and auditors to the Debtors, (ii) Hughes Hubbard & Reed LLP and Duane Morris & Heckscher, as co-counsel to the Committee, and (iii) M.R. Meiser & Co., and subsequently, J.H. Cohn & Co., as financial advisor to the Committee. In addition, the Bankruptcy Court also authorized the Debtors to retain Keen Consulting, Inc. as the Debtors' real estate consultant.

                3.      DIP FACILITY

                On July 15, 1998 and on August 14, 1998, the Bankruptcy Court gave interim and final approval, respectively, for the Debtors to obtain secured post-petition debtor-in-possession financing, pursuant to which DIP Leaders agreed to provide the Debtors with debtor-in-possession financing in the form of a $40 million revolving credit facility. As collateral for the DIP Facility, the Debtors pledged substantially all of their assets. Pursuant to the Bankruptcy Court's approval of the DIP Facility, the DIP Lenders have an administrative claim with priority over virtually all other Claims in the Chapter 11 Cases, including Administrative Claims (subject to certain carve-outs) and a lien that is senior to substantially all liens, claims, interests, and encumbrances arising before or after the Petition Date. The DIP Facility includes certain restrictive covenants that apply to the Debtors including restrictions on other indebtedness, liens, sales of assets, dividends and distributions, capital expenditures, mergers, acquisitions, divestitures, reorganizations, payments of pre-petition debt (with certain exceptions) and transactions with affiliates, and requirements regarding satisfaction of certain financial ratios and insurance coverage. The DIP Facility also includes typical events of default including entry of an order granting relief to prepetition creditors from the automatic stay, a conversion of the Chapter 11 cases into cases under Chapter 7 of the Bankruptcy Code and/or a change of ownership or control of the Debtors.

                The DIP Facility matures on the earlier of (i) August 14, 2000 or (ii) the effective date of a plan of reorganization.

                4.      APPOINTMENT OF OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                On July 28, 1998, the United States Trustee for the District of Delaware appointed the following entities to the Committee: (i) Penguin Putnam, Inc., (ii) Bantam Doubleday Dell Publishing Group, (iii) St. Martin's Press,
(iv) MacMillan Publishing USA, (v) William Morrow & Company, Inc., (vi) Warminster Towne Center Associates, L.P., and (vii) Book Sales, Inc. The Committee is currently represented by Hughes Hubbard & Reed LLP and Duane Morris & Heckscher. J.H. Cohn & Co. is financial advisor to the Committee. Certain members of the Committee have resigned during the Chapter 11 Cases as a result of having sold their claims to Royalty Books Associates, LLC ("Royalty"). As a result of such resignations, the United States Trustee reconstituted the Committee in August, 1999. The Committee presently consists of the following parties: (i) Book Sales, Inc.; (ii) W.W. Norton Inc.; (iii) The Innovative Alliance, Inc.; (iv) Friedman/Fairfax Publishers, Inc.; (v) American Book Company, Inc.; and (vi) the At-A-Glance Group.

                5.      RE-ESTABLISHING TRADE CREDIT WITH CERTAIN VENDORS;
                        SECTION 546(g)* PROGRAMS.

                Immediately following the Petition Date, Crown sought to re-establish trade credit relationships with its suppliers. On August 20, 1998, and following extensive negotiations between Crown, Ingram and the Committee, the Bankruptcy Court approved a Section 546(g)* agreement between the Debtors and Ingram, as modified to address certain concerns raised by the Committee. Under Section 546(g)* of the Bankruptcy Code, a debtor may return, with Bankruptcy Court approval, goods purchased pre-petition for credit against the pre-petition claim of the vendor of such goods. Often, a debtor seeks the agreement of the vendor that in consideration of the satisfaction of the vendor's pre-petition claim the vendor will provide a commensurate amount of Post-Petition trade credit. Pursuant to the Debtor's agreement with Ingram, Ingram accepted $12.6 million of returned book inventory and supplied a commensurate amount of post-petition credit less certain restocking fees. The post-petition credit from Ingram is repaid on a 2%/net 45-day basis. Ingram's post-petition claim against the Debtors constitutes, subject to certain carve-outs, an administrative claim with priority over all other Claims in the Chapter 11 cases except for: (i) the DIP Lenders' claim and
(ii) claims of any other vendors providing post-petition credit pursuant to a
Section 546(g)* program on the same or better terms.

                In addition to the Section 546(g)* program with Ingram, the Debtors successfully negotiated and implemented Section 546(g)* programs with commensurate trade credit with substantially all of their periodical and magazine vendors. Finally, on October 14, 1998, the Bankruptcy Court approved the terms of a proposed Section 546(g)* program between the Debtors and the book publishers. Although approved by the Bankruptcy Court, the Section 546(g)* program with the publishers has never been implemented.

                6.      ASSUMPTION OR REJECTION OF LEASES; GOING OUT OF BUSINESS
                        SALES

                As of the Petition Date, the Debtors operated 174 stores. On August 14 1998, the Bankruptcy Court authorized the Debtors to close 79 stores. Thirty-eight of the stores were closed after the liquidation of their inventory via going-out-of-business sales (the "GOB Sales") conducted on the Debtors' behalf by a joint venture consisting of the OZER Group LLC, Gordon Brothers Retail Partners, LLC and Schottenstein Bernstein Capital LLC. The inventory in the balance of the closed stores was returned to Ingrain under the 546(g)* program. The GOB Sales resulted in $12.5 million in proceeds which were used to reduce the Debtor's obligations under the DIP Facility. Additionally, the Debtors have closed three other stores based on the expiration of their leases. Presently, the Debtors are operating 92 stores. In connection with confirmation of the Plan, the Debtors do not anticipate that they will close any more stores.

                At the Confirmation Hearing, the Debtors will request the Bankruptcy Court to approve (effective as of the Effective Date), the assumption of the leases for those stores that have not previously been assumed or rejected and that are not then subject to a pending motion to reject. The Debtors estimate that they will incur approximately $1.2 million in costs related to the assumption of the store leases.

IV.     THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

        A.      GENERAL

                The Debtors are seeking the acceptance of the Plan by holders of General Unsecured Claims (Class 2) and Convenience Claims (Class 3). Holders of Secured Claims (Class 1) are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan. The solicitation of acceptances of the Plan from holders of Interests in Classes 4 and 5 is not required because these Classes will neither receive nor retain any property under the Plan and, under the Bankruptcy Code, such holders are therefore conclusively presumed to have rejected the Plan.

        B.      HOLDERS OF CLAIMS ENTITLED TO VOTE

                As more fully described below, the Plan classifies different types of Claims and interests. See "The Plan - Classification and Treatment of Claims and Interests Under the Plan." Generally, a Claim or Interest as to which legal, equitable or contractual rights are altered is

"Impaired." The holder of an Allowed Impaired Claim or Interest that will receive a distribution under the Plan is entitled to vote to accept or reject the Plan. The holders of Impaired Claims in Classes 2 and 3 will receive distributions under the Plan. Only the holders of Impaired Claims in Classes 2 and 3 that are Allowed at the time the vote on the Plan is solicited will have their votes counted. Holders of Impaired Interests in Classes 4 and 5 will not receive any distribution under the Plan, and thus, will be conclusively presumed to have rejected the Plan and will not be entitled to vote thereon.

                Any Claim as to which an objection is filed is not entitled to vote, unless the Bankruptcy Court, upon application of the holder to whose Claim an obligation is filed, temporarily allows such Claim in an amount it deems proper for the purpose of accepting or rejecting the Plan. Any such application for temporary allowance for voting purposes must be filed with the Bankruptcy Court and served upon necessary parties as prescribed by the Bankruptcy Rules no later than fifteen (15) days prior to the Confirmation Hearing.

                A Ballot for purposes of voting to accept or reject the Plan has been enclosed with this Disclosure Statement and mailed to holders of Impaired Claims in Classes that will receive a distribution under the Plan. Accordingly, this Disclosure Statement (and the appendices hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to holders of Claims in Classes 2 and 3. Such materials may not be relied upon or used for any purpose by such holders other than to determine whether or not to vote to accept or reject the Plan.

        C.      VOTE REQUIRED FOR CLASS ACCEPTANCE

                The Bankruptcy Court will determine whether sufficient acceptances have been received to confirm the Plan. A Class of Impaired Claims is deemed to have accepted a Chapter 11 plan if votes to accept the plan have been cast by creditors (other than any entity designated under Section 1126(e) of the Bankruptcy Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such Class which are held by creditors (other than any entity designated under Section 1126(c) of the Bankruptcy Code) that have accepted or rejected the plan. The Debtors also will seek confirmation of the Plan under Section 1129(b) with respect to Classes 4 and 5 given that such Classes are deemed to reject the Plan.

        D.      COUNTING OF BALLOTS FOR DETERMINING ACCEPTANCE OF THE PLAN

                Donlin Recano & Company ("Donlin Recano"), the Debtors' claims and solicitation agent, will count all Ballots validly executed by the holders of Allowed Claims, if received prior to the Voting Deadline (as defined below), for purposes of determining whether each Impaired voting Class has accepted or rejected the Plan.

        E.      VOTING DEADLINE

                Ballots will not be accepted after 4:00 p.m., Eastern Standard Time, on September 16,1999 (the "Voting Deadline"). Except to the extent permitted by the Bankruptcy Court Ballots that are received after the Voting Deadline will not be accepted or used by the

Debtors in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

                Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Bankruptcy Court has fixed the Record Date, i.e., the time and date for the determination of holders of record of Claims who are entitled to vote on the Plan, as of the close of the business, Eastern Standard Time, on August 18, 1999.

        F.      VOTING PROCEDURES

                The Debtors are providing copies of this Disclosure Statement and Ballots to all known holders of Impaired Claims entitled to vote on the Plan. The following is a summary of the voting rules.

                1.      DEFECTS, IRREGULARITIES, ETC.

                Unless otherwise directed to the Bankruptcy Court all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Bankruptcy Court after notice and a hearing, pursuant to Bankruptcy Rule 3018(a). Any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Bankruptcy Court determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.

                2.      TEMPORARY ALLOWANCE FOR VOTING PURPOSES

                Any Claim as to which an objection is filed is not entitled to vote, unless the Bankruptcy Court, upon application of the holder to whose Claim an objection is filed, temporarily allows such Claim in an amount it deems proper for the purpose of accepting or rejecting the Plan. Any such application for temporary allowance for voting purposes must be filed with the Bankruptcy Court and served upon necessary parties as prescribed by the Bankruptcy Rules no later than fifteen (15) days prior to the Confirmation hearing.

        G.      MISCELLANEOUS

                No statements or information concerning the Debtors or the Reorganized Debtor (particularly as to future business, results of operations or financial condition, or the distributions to be made under the Plan) or any of the assets or business of the Debtors or the Reorganized Crown have been authorized by the Debtors or should be relied upon, other than as set forth in this Disclosure Statement.

                Any Ballots that fail to indicate acceptance or rejection of the Plan will be counted as acceptances of the Plan.

                IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING

DEADLINE OF 4:00 P.M., EASTERN STANDARD TIME, ON SEPTEMBER 16,1999. BALLOTS SHOULD BE DELIVERED, BY FIRST CLASS UNITED STATES MAIL, OVERNIGHT COURIER OR HAND DELIVERY, IN THE ENVELOPE PROVIDED WITH SUCH BALLOTS TO:

                             Donlin Recano & Company
                             419 Park Avenue South
                             New York, NY  10016
                             Attn: Crown Books Corporation Balloting

                IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT:

                             Young Conaway Stargatt & Taylor, LLP
                             Attn: S. David Peress, Esquire
                                   Brendan Linehan Shannon, Esquire
                             11th Floor, Rodney Square North
                             P.O. Box 391
                             Wilmington, DE 19899-0391

V.      THE PLAN

                THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN WHICH IS FILED CONCURRENTLY WITH THIS DISCLOSURE STATEMENT AS APPENDIX A. TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY FROM THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL BE CONTROLLING.

        A.      GENERAL

                Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders.

                Formulation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. In general, a Chapter 11 plan of reorganization (i) divides claims and equity interests into discrete classes,
(ii) specifies the property that each Class is to receive under the plan, and
(iii) contains other provisions necessary to the reorganization of the debtor. Chapter 11 does not require each holder of a claim or interest to vote in favor of the plan of reorganization in order for the bankruptcy court to confirm the plan. However, a plan of reorganization must be accepted by the holders of at least one Class of Claims that is Impaired without considering the votes of "insiders" within the meaning of the Bankruptcy Code.

                Upon Confirmation of the Plan, distributions to be made thereunder will be made on the Initial Distribution Date or as soon thereafter as is practicable, and at such other time or times specified in the Plan.

                The Chapter 11 cases are jointly administered pursuant to an order of the Bankruptcy Court, and the Plan is being presented as a joint plan of reorganization of the Debtors. The Plan is predicated upon substantive consolidation of the Chapter 11 cases. Claims against the various Debtors are thus not separately classified in Article 11 of the Plan and treated, in Article III of the Plan.

        B.      CALCULATION OF TOTAL VALUE

                For purposes of the Plan and to assist the creditors in assessing their respective recoveries under the Plan, the Debtors directed their financial advisors, Zolfo Cooper, LLC ("ZC") to estimate the range of enterprise value of the Reorganized Debtor as of October 2, 1999, the approximate expected Effective Date.

                In developing the estimated range of enterprise value, ZC analyzed the information set forth in this Disclosure Statement, the Exhibits hereto, and other information provided by management. Specifically, ZC considered: (i) the Debtors' historical financial and operating information;
(ii) management-prepared prospective financial and operating data for the on-going business of the Reorganized Debtor, including financial projections through February 2, 2002 included in the Exhibits to this Disclosure Statement;
(iii) market values of certain publicly-traded companies whose operating businesses are believed to be comparable to that of the Reorganized Debtor; (iv) the selling price, to the extent available, of recently acquired companies whose operating businesses are believed to be comparable to that of the Reorganized Debtor; (v) general economic and industry conditions; (vi) the terms of the Plan on a consensual basis; and (vii) such other information as ZC deemed necessary or appropriate.

                In performing the valuation, ZC used information provided by management, other firms retained by the Debtors or publicly available information without independent challenge or verification as to the completeness or accuracy of such information. Thus, the range of enterprise value estimated by ZC depends on the Reorganized Debtor's ability to meet its financial projections, including its projected sales growth, improvements in gross margins, earnings and cash flows, management of inventory and working capital, expense achievement goals and other elements of such projections (prior to as well as subsequent to the consummation of the Plan). Certain of the projected results are materially better than recent historical results of operations. To the extent that the analysis is dependent upon the Reorganized Debtor achieving projections, the analysis must be considered speculative. The analysis contemplates a successful reorganization of the Debtors' business and finances in accordance with the terms of the Plan, the Debtors obtaining exit financing on commercially acceptable terms and many other transactions and conditions as set forth in management's financial projections including, but not limited to, the continuity of the present senior management of the Debtors following consummation of the Plan and that the general financial and market conditions as of the expected Effective Date will not differ materially from those conditions prevailing as of the date of this

Disclosure Statement. Therefore, no assurance can be given that the projected results will be achieved.

                As a result of its analyses, discussions and other considerations, ZC estimated that the enterprise value of the Reorganized Debtor as of the expected Effective Date of the Plan would be approximately $31 million. ZC based its estimate of the range of reorganized enterprise value of the Reorganized Debtor on a multiple of normalized EBITDA (earnings before interest, taxes, depreciation and amortization). The reorganized enterprise value represents the estimated going concern value of the Reorganized Debtor on an unleveraged basis. Based upon the estimated reorganization enterprise value of the Reorganized Debtor of $31 million, (i) less projected embedded debt of approximately $16 million (that portion of the ongoing revolver facility that remains after the seasonal cleanup of the facility), and (ii) less $2 million for a tax note (as described herein), (iii) plus an increase in projected trade credit of $10 million from current levels, the Debtors have assumed a distributable equity value of approximately $23 million, or approximately $4.61 per share of New Common Stock, based upon a distribution of 5,000,000 shares of New Common Stock on or about the Effective Date.

                The reorganized enterprise value represents the estimated going concern value of the Reorganized Debtors excluding short-term liabilities. The Reorganized Debtor is initially expected to have total short-term liabilities of $52 million which includes a balance on its Revolving Loan of $25.5 million. Of this balance, the projected "permanent" portion is estimated at $8.0 million (that portion of the ongoing revolver facility that remains after the seasonal cleanup). This results in a net short-term liability balance of $44 million and total book value of assets of $75 million ($31 million in enterprise value plus the $44 million of short-term liabilities).

                The value of an operating business such as the Debtors' is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of the reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, the Reorganized Debtor, nor ZC nor any other person assumes responsibility for their accuracy. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. Such valuations reflect computations of the estimated reorganization enterprise value of the Reorganized Debtor derived through the application of various valuation techniques and do not purport to reflect or constitute appraisals or estimates of value that may be realized through the sale of any New Common Stock to be issued pursuant to the Plan in public or private markets, to the extent one exists which may be significantly different than the amounts set forth herein, which amounts are based on the estimated reorganization enterprise value used by the Debtors. The valuation of newly issued securities is subject to uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon prevailing interest rates, market conditions and prospects, financial and otherwise of the Debtors, including the anticipated initial securities holdings of prepetition creditors some of which may prefer to liquidate their investment rather than hold it on a long-term basis and other factors which generally influence the price of securities. Actual market prices of such securities may be affected by the Debtors' history in the Chapter 11 cases or by other factors not possible to predict.

                MANY OF THE ANALYTICAL ASSUMPTIONS UPON WHICH THIS VALUATION IS BASED ARE BEYOND THE DEBTORS' CONTROL AND THERE WILL BE VARIATIONS BETWEEN SUCH ASSUMPTIONS AND ACTUAL FACTS. THESE VARIATIONS MAY BE MATERIAL. SEE "RISK FACTORS TO BE CONSIDERED" FOR A DISCUSSION OF VARIOUS OTHER FACTORS WHICH COULD MATERIALLY AFFECT THE VALUE OF THE NEW COMMON STOCK DISTRIBUTED PURSUANT TO THE PLAN.

                This valuation analysis includes an analysis of the projections contained in the Debtors' business plan (see Appendix B), including its underlying assumptions and conditions. The Debtors' management consider the projections to be reasonable estimates of the Reorganized Debtor's future operations.

        C.      CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE
                PLAN

                Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtors' creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Plan places the Secured Claims, General Unsecured Claims, Convenience Claims and Interests in separate Classes.

                The Debtors believe they have classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. If the holder of a substantial Claim or Interest challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make reasonable modifications to the classification of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for Confirmation.

                Except to the extent that such modification of classification adversely affects the treatment of a holder of a Claim and requires resolicitation, acceptance of the Plan by any holder of a Claim pursuant to this solicitation will be deemed to be a consent to the Plan's treatment of such holder of a Claim regardless of the Class as to which such holder of a Claim is ultimately deemed to be a member.

                The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class, unless the holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the affected holders of Claims or Interests do not consent to the treatment afforded them under the Plan.

                1. TREATMENT OF ADMINISTRATIVE EXPENSES, OTHER PRIORITY CLAIMS AND PRIORITY TAX CLAIMS

                        a.       ADMINISTRATIVE EXPENSES.

                        Administrative Expense Claims consist of any cost or expense of administration of the Chapter 11 cases allowable under Section 503(b) of the Bankruptcy Code including, without limitation, (i) a Claim under Section 330, 331 or 503(b) of the Bankruptcy Code for compensation for professional services rendered and reimbursement of expenses in the Chapter 11 cases ("Fee Claims"), (ii) any fees assessed against the Debtors' estates under 28 U.S.C.
Section 1930, (iii) the actual, necessary costs and expenses of preserving the Estates and operating the business of the Debtors, incurred and payable in the ordinary course of business by the Debtors after the Petition Date ("Ordinary Course Administrative Expense Claims"), and (iv) any and all liabilities that have, with the approval of the Bankruptcy Court, been assumed by or otherwise become binding upon any of the Debtors during the Chapter 11 cases at any time though the Effective Date including, so long as approved by the Bankruptcy Court, (a) all agreements relating to any indebtedness incurred or credit extended to any of the Debtors at any time during such period, (b) all contracts and other obligations undertaken by or imposed upon the Debtors at any time during such period, and (c) all unexpired leases and executory contract entered into prior to the Petition Date and assumed by any of the Debtors at any time during such period.

                Assuming neither significant litigation nor objections are filed with respect to the Plan, and assuming the Plan is confirmed by October 2, 1999, the Debtors estimate that unpaid Administrative Expense Claims as of the Effective Date will be approximately $48.8 million. This amount includes, inter alia, repayment of the DIP Facility (expected to occur through the Post-Confirmation Credit Facility in the amount of approximately $22.6 million), ordinary course trade payables (approximately $14.7 million), and other non-trade payables including rent, utilities, accrued benefits, and taxes, as well as unpaid professional fees and expenses anticipated to aggregate approximately $11.4 million. Such amount also includes the statutory fees payable to the United States Trustee, which the Debtors estimate should not exceed $25,000. Many of these expenses (e.g., trade payables) will not be immediately due and payable on the Effective Date. Rather, they will be assumed by the Reorganized Debtor and paid in the ordinary course of business.

                Under the Plan, each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash by the Reorganized Debtor on the latest of (i) the Effective Date, (ii) the date on which such obligation becomes due and payable, or (iii) such other date as may be agreed upon by the parties.

                        b.       PRIORITY TAX CLAIMS.

                        A Priority Tax Claim is any Claim against the Debtors of the type specified in Section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain Unsecured Claims of governmental units for taxes, including income taxes for a taxable year ending on or before the date of the filing of the petition for which a tax return, if required, is last due, including extensions, after three years before the date of the filing of the petition. Total Priority

Tax Claims currently on file against the Debtors equal approximately $4.4 million. The Debtors believe such Claims ultimately will be Allowed in the amount of approximately $2 million.

                        Under the Plan, each holder of an Allowed Priority Tax Claim will receive a Cash payment in the amount of such Priority Tax Claim six years after the date of assessment of the tax on which such Claim is based, plus simple interest paid annually in arrears on such amount from the Effective Date through such day at the effective interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in 90 days. At the option of the Reorganized Debtor, any Allowed Priority Tax Claim may be (i) paid on such alternative terms as may be agreed by the Reorganized Debtor and the holder of such Allowed Priority Tax Claim or (ii) prepaid in whole or in part, without premium or penalty, at any time.

                        c.       OTHER PRIORITY CLAIMS.

                        An Other Priority Claim is any Claim against the Debtors entitled to priority treatment under Sections 507(a)(2)-(7) and (9) of the Bankruptcy Code. The Debtors believe that such Claims ultimately will be Allowed in an amount not to exceed $100,000.

                        Under the Plan, each holder of an Allowed Other Priority Claim will be paid, at the sole election of the Debtors and the Reorganized Debtors, (i) in accordance with Section 507 of the Bankruptcy Code, (ii) in the ordinary course, as and when such Claims become due and payable, or (iii) as otherwise authorized by the Bankruptcy Court, except to the extent the holder of such Claim agrees to a less favorable treatment.

                        d.       TREATMENT OF CLASS 1 CLAIMS.

                        (Secured Claims). Class 1 Claims are Unimpaired. On the Effective Date, the legal, equitable and contractual rights of holders of Class 1 Claims shall remain unaltered, and the Secured Claims will be reinstated and paid in full in accordance with their respective terms. The Debtors believe that the amount of Allowed Secured Claims, if any, will be de minimis.

                        e.       TREATMENT OF CLASS 2 CLAIMS.

                        (General Unsecured Claims). Class 2 Claims are Impaired. The Debtors estimate that the total aggregate amount of Class 2 Claims that will ultimately be Allowed is approximately $60 million. The largest Class 2 Claim, in the approximate amount of $18 million, is held by Royalty.

                        On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Class 2 Claim will receive shares of New Common Stock equal to the product of (a) such holder's Allowed Class 2 Claim multiplied by (b) the Equity Factor. The Equity Factor was derived by taking the maximum shares authorized for distribution to Class 2 claimants (5 million shares) and dividing such number by the maximum amount of estimated Allowed Class 2 Claims (currently estimated at $60 million) (hereinafter, the "Maximum Estimated

Class 2 Claims"). No distribution is expected to be made to the Richfood Entities on account of any of their Class 2 Claims. See infra "Release of Dart And Richfood."

                        Holders of Class 2 Claims shall not retain or receive any additional property for or on account of their Class 2 Claims. The New Common Stock to be issued and distributed in respect of the Class 2 Claims shall represent 100% of the New Common Stock issued and outstanding as of the Effective Date, subject to dilution to up to 85% of total ownership in the event options to purchase New Common Stock are exercised by management pursuant to the Emergence Bonus and Incentive Plan.

                        f.       TREATMENT OF CLASS 3 CLAIMS.

                        (Convenience Claims). Class 3 Claims are Impaired. On the Effective Date, holders of Allowed Convenience Claims will receive Cash in an amount equal to 25% of the Allowed Amount of such Allowed Convenience Claim. Holders of Allowed Convenience Claims shall not receive or retain any additional property for or on account of their Class 3 Claims.

                        g.       TREATMENT OF CLASS 4 INTERESTS.

                        (Old Crown Common Stock Interests). Class 4 Interests are Impaired. On the Effective Date, (a) the Old Crown Common Stock, and all related rights, warrants and options shall be canceled, and (b) any obligations of Crown under agreements and/or instruments governing, or entered into in connection with, the issuance or sale of the Old Crown Common Stock and such related rights, warrants or options shall be discharged. Holders of Class 4 Interests will not receive or retain any consideration under the Plan. Therefore, pursuant to Section 1126(g) of the Bankruptcy Code, this Class will be deemed to have voted to reject the Plan.

                        h.       TREATMENT OF CLASS 5 INTERESTS.

                        (Old Equity Interests in the Subsidiaries). Class 5 Interests are Impaired. On the Effective Date, all Old Equity Interests in the Subsidiaries will be canceled and extinguished. The holder of Class 5 Interests will not receive or retain any consideration under the Plan. Therefore, pursuant to Section 1126(g) of the Bankruptcy Code, this Class will be deemed to have rejected the Plan.

        D.      UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                1.      GENERAL

                Subject to the approval of the Bankruptcy Court, the Bankruptcy Court empowers a debtor in possession to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance is due from both parties. If an executory contract or unexpired lease is rejected by a debtor in possession, the other parties to the agreement may file a claim for damages incurred by reason of the rejection, which claim is treated as a prepetition claim (provided that such contract or lease had not been assumed earlier in the proceedings). If an executory contract or unexpired lease is assumed by a debtor in possession, the debtor in possession has the obligation to cure any prepetition defaults thereunder, subject to exceptions specified in the Bankruptcy Code.

                2. TREATMENT OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS UNDER THE PLAN

                Under the Plan, and except as otherwise provided in the Plan, any unexpired lease or executory contract that has not been rejected or assumed by the Debtors with the Bankruptcy Court's approval on or prior to the Confirmation Date will be deemed to have been assumed by the Debtor as of the Effective Date unless prior to the Confirmation Date there is pending before the Bankruptcy Court a motion to reject such lease or contract or such lease or contract is listed on the Schedule of Rejected Leases and contracts to be filed with the Bankruptcy Court and served on interested parties at least ten (10) days prior to the Confirmation Date.

                As to any unexpired lease or executory contract assumed pursuant to the Plan, the Reorganized Debtor shall, pursuant to the provisions of Section 1123(a)(5)(G) of the Bankruptcy Code, cure or provide adequate assurance of a prompt cure of all defaults (except those specified in Section 365(b)(2) of the Bankruptcy Code) existing under and pursuant to such executory contact or lease by paying or demonstrating the ability to pay the amount, if any, of such assumption claim. The Debtors shall file with the Bankruptcy Court and serve on the counterparty to each such executory contract or unexpired lease, a schedule setting forth the amount of each cure amount at least ten (10) days prior to the date first scheduled for the Confirmation hearing. Any counterparty to an executory contract or unexpired lease that does not agree with such cure amount as scheduled by the Debtors, may file an objection to the amount so scheduled by the Debtors no later than three (3) days prior to the date first scheduled for the Confirmation hearing. If an objection to the amount of an assumption claim is so filed, the assumption claim shall be deemed a Disputed Claim, and the Bankruptcy Court shall determine the amount actually due and owing in respect of the assumption claim or shall approve any settlement of such assumption claim. Any scheduled assumption claim with respect to which an objection is not timely filed will be paid on the Effective Date. Payment of any such cure claim shall cure and be in full satisfaction, release and discharge of such cure claim and all such defaults (including any other Claims filed by any such party as a result of such defaults).

                Each person that is a party to an executory contract or unexpired lease that is rejected as of the Confirmation Date shall be entitled to file, not later than thirty (30) days after the Confirmation Date (unless an earlier date has been established by the Bankruptcy Court for such claimant in which case such earlier date shall control), a proof of claim for damages alleged to have arisen from the rejection of such executory contract or unexpired lease, or be forever barred from asserting such Claim against the Debtors and the Reorganized Debtor. Each Person that is party to an executory contract or unexpired lease subject to a motion to reject that is pending before the Bankruptcy Court on the Confirmation Date, shall be entitled to file, not later than thirty (30) days after the date that the Bankruptcy Court approves such motion, a proof of claim for damages alleged to have arisen from the rejection of such executory contract or unexpired lease, or be forever barred from asserting such Claim against the Debtor and the Reorganized Debtor. Nothing in the Plan shall operate to bar any Claim which Dart may assert with respect to an assumed lease guaranteed by Dart in the event that, after the Effective Date, the Reorganized Debtor defaults on such assumed lease. See infra "Release of Dart and Richfood."

                The Debtors estimate that rejection of executory contracts and unexpired leases during the Chapter 11 cases will give rise to Allowed Class 2 General Unsecured Claims aggregating approximately $15.9 million.

        E.      IMPLEMENTATION OF THE PLAN

                After the Plan becomes effective and subject to any further order of the Bankruptcy Court the Reorganized Debtor will take such actions as are necessary to implement the Plan. The Reorganized Debtor and/or the Disbursing Agent will be authorized to admit, object to or contest any and all Claims, to defend, protect and enforce any and all rights and interests, to make any and all distributions required or permitted to be made under the Plan, to file any and all reports, requests for relief or opposition thereto, and to take any and all other actions necessary or appropriate to implement the Plan in accordance with applicable law. The Debtor shall be authorized to pay any and all claims, liabilities, losses, damages, costs and expenses incurred in connection therewith or as a result thereof, subject to approval of the Bankruptcy Court, as may be required under applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. The Debtors will be further authorized to incur and pay all fees and expenses of their professionals accruing from and after the Effective Date, without any application to or approval by the Bankruptcy Court.

                1. OPERATIONS BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE.

                The Debtors shall continue to operate as debtors in possession, subject to the supervision of the Bankruptcy Court, during the period from Confirmation Date through and until the Effective Date; provided, however, that the Debtors shall not be precluded from taking any steps that they deem necessary or desirable to prepare for and effect the consummation of the Plan.

                2.      REVESTING AND TRANSFER OF ASSETS.

                The property of the Estates of the Debtors that is not specifically disposed of pursuant to the Plan shall revest in the Reorganized Debtor on the Effective Date. Except as specifically provided in the Plan or in the Confirmation Order, as of the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or in the Confirmation Order.

                3.      CANCELLATION OF SECURITIES.

                On the Effective Date, the Old Crown Common Stock and the Old Equity Interests in the Subsidiaries shall be canceled, discharged and fully satisfied by the Confirmation of the Plan.

                4.      LISTING OF NEW COMMON STOCK; REGISTRATION OF SECURITIES.

                The Reorganized Debtor shall use its best efforts to (i) to become a reporting company under Section 12 of the 1934 Act as soon as practicable after the Effective Date by causing to be filed with the Commission and having declared effective on or prior to the Effective Date, a registration statement on Form 10 under the 1934 Act with respect to registration of the New Common Stock under the 1934 Act, (ii) to cause the shares of the New Common Stock issued hereunder and all New Common Stock issued hereafter to be listed on a national securities exchange or quoted in the NASDAQ national market or NASDAQ smallcap market, as the case may be, (iii) to file and have declared effective as soon as possible thereafter a registration statement under the Securities Act for the offer and sale on a delayed or continuous basis the shares of the New Common Stock held by Royalty on the Effective Date or issued thereafter (the "Shelf Registration Statement"), (iv) to maintain the effectiveness of the Shelf Registration Statement for a period of at least two years, and (v) enter into Registration Rights Agreement with Royalty. Pursuant to the Plan, on the Effective Date, the Reorganized Debtor will enter into a Registration Rights Agreement for the benefit of Royalty, which will be receiving approximately thirty (30%) percent of the aggregate amount of the New Common Stock being issued under the Plan. Pursuant to the Registration Rights Agreement, Royalty will have the right, exercisable at any time within five years after the Effective Date, to demand on a maximum of three occasions the registration of shares of the New Common Stock initially issued or otherwise held by Royalty under the Securities Act. Royalty will also have unlimited piggyback rights with respect to such shares of New Common Stock for a period of seven years. The form of such Registration Rights Agreement will be included in the Plan Supplement to be filed with the Bankruptcy Court.

                5.      ALLOWANCE OF CLAIMS SUBJECT TO SECTION 502(d).

                Allowance of Claims shall be in all respects subject to the provisions of Section 502(d) of the Bankruptcy Code.

                6.      RIGHT OF SETOFF.

                Except for any Claim that is Allowed in an Amount set forth in the Plan, the Reorganized Debtor shall have the right to set off against any Claim and the distributions to be made pursuant to the Plan in respect of such claim, any and all debts, liabilities and claims of every type and nature whatsoever which the Estates or the Reorganized Debtor may have against the holder of such Claim, and neither any prior failure to do so nor the allowance of such Claim, whether pursuant to the Plan or otherwise, shall constitute a waiver or release of any such right of setoff.

        F.      CORPORATE GOVERNANCE

                Except where otherwise expressly provided in the Plan, the corporate governance of the Reorganized Debtor and the election and appointment of the directors and officers of the Reorganized Debtor shall be carried out in accordance with the Amended Articles of Incorporation and Amended By-Laws of the Reorganized Debtor, which documents will be filed with the Bankruptcy Court in the Plan Supplement. As of the Effective Date, in accordance with the Amended Articles of Incorporation and Amended By Laws of the Reorganized Debtor, the management, control and operation of the Reorganized Debtor will become the general responsibility of the board of directors. The Amended and Restated Certificate of Incorporation will also, among other things, prohibit the issuance of non-voting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code and will (i) authorize the shares of New Common Stock in amounts no greater than 10,000,000 shares, which shall be at least sufficient to satisfy the Reorganized Debtor's obligations under the Plan,
(ii) a classified Board of Directors providing for staggered election of Directors, and (iii) blank check preferred Stock provisions with no greater than 1,000,000 shares of preferred stock authorized.

        G.      APPOINTMENT OF DIRECTORS; RETENTION OF OFFICERS

                It is currently contemplated by the Debtors that the board of directors of the Reorganized Debtor will consist of five members, two of whom will be chosen by the Debtors and three of whom will be chosen by Royalty. That issue is still under discussion with the Committee and the individuals who will be serving on the board of directors of the Reorganized Debtor as of the Effective Date shall, pursuant to Section 1129(a)(5)(A) of the Bankruptcy Code, be identified in the Plan Supplement to be filed with the Bankruptcy Court prior to the Confirmation Hearing. Unless otherwise provided for by any of the Debtors, the existing officers shall continue to hold their respective positions with the Reorganized Debtor following the Effective Date.

                By way of further disclosure, Royalty is affiliated with Shenkman Capital Management, Inc., a New York corporation which is a registered investment advisor regulated by the Securities Exchange Commission and currently manages over $2.5 billion of assets.

                The Reorganized Debtor will also be procuring a directors and officers insurance policy for the benefit of the directors and officers of the Reorganized Debtor.

        H.      SETTLEMENT WITH INGRAM.

                The Debtors have reached an agreement in principle with Ingram (the "Ingram Term Sheet") defining the terms under which Ingram will provide trade credit to the Reorganized Debtor following Confirmation of the Plan. The Ingram Settlement will be attached to the Plan Supplement filed with the Bankruptcy Court pursuant to Section I.C of the Plan.

                Under the Ingram Settlement, Ingram has committed to provide the Reorganized Debtor with up to $11.6 million in trade credit through and including December 31, 1999; after such date, Ingram's credit trade commitment will be reduced to $9.6 million.

                As security for Ingram's commitment to provide trade credit, the Reorganized Debtor shall grant to Ingram a lien on all of its inventory, subordinate to the liens to be granted under the Post-Confirmation Credit Facility, securing trade credit extended by Ingram in amounts above $1.5 million. Other vendors extending more than $750,000 in trade credit to the Reorganized Debtor may be granted a similar junior security interest for credit extended in excess of $750,000.

                Ingram's commitment to provide trade credit as described above is for a period of two years extending from the date of Confirmation of the Plan.

                As further security for Ingram' obligations under the Ingram Settlement, the Reorganized Debtor will cause to be issued an irrevocable standby letter of credit in the amount of $2 million, naming Ingram as the beneficiary of such letter of credit to be drawn upon by Ingram in the event of payment default or past due invoices.

                The Ingram Settlement specifically requires the Debtors on behalf of themselves and their respective estates to release Ingram from any and all prepetition and postpetition claims (including preference claims) which the Debtors may have against Ingram. In turn, with the exception of all current and future trade debt and fees related thereto, Ingram shall release the Debtors from any and all prepetition and postpetition claims which Ingram may have against the Debtors other than claims related to goods sold.

                Prior to entering into the above-referenced Settlement with Ingram, the Debtors and ZC conducted a comprehensive analysis of claims of the Debtors' estates against Ingram to recover certain potential preferential transfers under Section 547 of the Bankruptcy Code. Those potential preferential transfers related to the return of book inventory by Crown to Ingram for credit and to certain payments made by Crown to Ingram in the 90 days prior to the Petition Date. The Debtors' investigation also included an analysis of Ingram's claims and causes of action against them, and potential affirmative defenses which would likely be asserted by Ingram in connection with any preference action. The Debtors have shared the results of this analysis with the members and professionals of the Committee.

                Based upon their investigation and analysis, the Debtors ultimately concluded that, while their claims against Ingram may have merit, the more prudent and productive course would be to enter into the Ingram Settlement and, inter alia, enter into the mutual general releases with Ingram described above. Although it necessarily contemplates the release of potentially valuable causes of action by the Debtors, the Debtors have determined that the Ingrain Settlement confers benefits of greater value than any potential recovery against Ingram arising out of an avoidance action under applicable provisions of the Bankruptcy Code.

                As noted, the Debtors and their professionals have apprised the Committee of the nature and extent of the claims and causes of action to be released under the Ingram Settlement, as well as the Debtors' conclusions regarding the benefits of the Ingram Settlement. The Committee has advised the Debtors that it does not object to the Debtors' entry into the Ingram Settlement.

                The Ingrain Settlement contemplates that Ingrain and Dart will likewise exchange mutual releases of any claims against each other, including claims asserted in the Ingram lawsuit A condition of such release is the reduction of the Ingram trade credit facility from $11.6 million to $9.6 million on December 31, 1999. See also "Release of Dart and Richfood."

        I.      EMERGENCE BONUS AND INCENTIVE PLAN

                On the Effective Date, the Reorganized Debtor expects to distribute options to purchase New Common Stock to certain members of the Reorganized Debtor's senior management in accordance with the provisions of the Emergence Bonus and Incentive Plan. Distributions of options would be based upon, among other things, management exceeding financial projections of the Reorganized Debtor. If fully exercised, the Management Options will entitle the holders thereof to fifteen percent (15%) of the total amount of the New Common Stock to be issued and outstanding on a fully diluted basis. Pursuant to the provisions of Section I.C of the Plan, the Emergence Bonus and Incentive Plan will be filed with the Bankruptcy Court as part of the Plan Supplement prior to the Confirmation Hearing. In the event, however, that the terms of the Emergence Bonus and Incentive Plan are not agreed upon so as to be included in the Plan Supplement, it is currently contemplated that the board of directors of the Reorganized Debtor will consider adoption of a similar plan after the Effective Date.

        J.      EFFECTS OF PLAN CONFIRMATION

                1.      DISCHARGE AND TERMINATION.

                Except for distributions under the Plan and as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the Confirmation Order shall operate as a discharge, pursuant to Section 1141(d)(1) of the Bankruptcy Code, and release of any and all debts (as such term is defined in Section 101(12) of the Bankruptcy Code) of, and Claims against one or more of the debtors that arose at any time before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on or after the Petition Date, regardless of whether (i) a proof of claim in respect of such Claim has been Filed or deemed Filed, (ii) such Claim has been Allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has voted on the Plan, or has voted to reject the Plan. On the Effective Date, the Debtors shall be discharged from any debt that arose before the Confirmation Date, and any debt of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, to the fullest extent permitted by Section 1141(d)(1)(A) of the Bankruptcy Code. Except as otherwise specifically provided in the Plan, nothing in the Plan shall be deemed to waive, limit or restrict in any manner the discharge granted upon Confirmation of the Plan pursuant to Section 1141 of the Bankruptcy Code.

                2.      COMPLETE SATISFACTION.

                Except as otherwise specifically provided by the Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i) all claims and causes of action against, liabilities of, liens on, obligations of and Interests in the Debtors or Reorganized Debtor or the direct or indirect assets and properties of the Debtors or Reorganized Debtor whether known or unknown, and (ii) all causes of action (whether known or unknown, either directly or derivatively through the Debtors or the Reorganized Debtor) against, claims (as defined in Section 101 of the Bankruptcy Code) against, liabilities (as guarantor of a claim or otherwise) of, liens on the direct or indirect assets and properties of, and obligations of successors and assigns of, the Debtors, the Reorganized Debtor and their successors and assigns based on the same subject matter as any Claim or Interest or based on any act or omission, transaction or other activity or security, interest or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

                3.      RELEASE OF DEBTORS AND DEBTORS IN POSSESSION.

                On the Effective Date, the Debtors, in consideration for, among other things, their voluntary resignation, support of the Plan and/or their waiver of distributions under the Plan, shall release (i) all present and former officers and directors of the Debtors either holding such office (x) immediately prior to the Effective Date; or (y) on July 14, 1998; and (ii) the Richfood Entities (collectively, the "Releasees") from any and all claims or liability based upon any act or omission related to service prior to the Effective Date with, for or on behalf of the Debtors or Debtors-in-Possession, except that the Releasees shall not be released with respect to: (i) any indebtedness of any such Releasee to the Debtors for money borrowed by such Releasee; (ii) any setoff or counterclaim the Debtors may have or assert against any such Releasee, provided that the aggregate amount thereof shall not exceed the aggregate amount of any claims held or asserted by such Releasee against the Debtors or Debtors-In-Possession, as the case may be.

                4.      RELEASE BY HOLDERS OF CLAIMS AND INTERESTS.

                Except as otherwise specifically provided by this Plan, any Entity accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the Debtors, the Reorganized Debtor, the Richfood Entities and their respective successors and assigns from any claim or cause of action based on the same subject matter as the Claim upon which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan.

                5.      RELEASE OF DART AND RICHFOOD.

                Dart has filed 5 proofs of claim in the Chapter 11 cases aggregating approximately $30 million (the "Dart Claim"). Approximately $10 million of the Dart Claims relate to Dart's guaranty of certain store leases. Another approximately $2 million of the Dart Claims relate to pre-petition services and corporate expenses, including rent for Crown's Landover, Maryland headquarters, allocated to Crown by Dart. The balance of the Dart Claims relate to (i) Crown's remaining liability under the headquarters lease and (ii) Dart's potential claim for contribution in the event a judgment is rendered against Dart in the Ingram Lawsuit. Dart has agreed to waive any recovery on account of the Dart Claims and to provide certain additional consideration including an agreement related to the mutual termination of the headquarters lease in exchange for the Debtors' agreement to release Dart, Richfood and their respective officers, directors, agents and employees and their respective successors and assigns, from any and all claims or causes of action which may exist as of the Effective Date. Dart would retain its potential subrogation claim with respect to any continued liability it might have for its guaranty of leases assumed by Crown during the Chapter 11 cases. Moreover, Dart's potential contribution claim relating to the Ingram Lawsuit would not be released until Dart received a release by Ingram from claims asserted in the Ingram Lawsuit. See "Settlement with Ingram" supra . Dart has agreed to pay the Reorganized Debtor $300,000 upon receipt of the release of the claims asserted in the Ingram Lawsuit.

                The Committee, through informal and Bankruptcy Court sanctioned discovery, has investigated potential claims and causes of action against the Richfood Entities. Specifically, based upon its investigation, the Committee believes that the Debtors may have substantial claims in excess of $15 million against three of the Debtors' former directors, and against one former officer, based upon alleged gross mismanagement and breaches of fiduciary duty. In addition, the Committee believes that the Debtors also may hold substantial claims against Dart, the Debtors' ultimate controlling shareholder. The claims against all of the officers and directors are believed by the Committee to be covered by a $15 million Directors and Officers liability insurance policy. Additionally, the claims against the directors are subject to an indemnification agreement by Dart.

                On or about August 16, 1999, the Committee moved for authorization to commence an adversary proceeding (the "Adversary Proceeding") on behalf of the Debtors' estates in the Bankruptcy Court against Lazar G. Schafran, Douglas Bregman, Bonita Wilson (collectively, the "Directors"), Stephen A. Stevens ("Stevens") and Dart seeking damages and costs against Defendants therein. Generally, the Committee contends that the Directors failed to exercise reasonable care in overseeing the implementation of major, strategic initiatives by Stevens, with catastrophic consequences for the Debtors' operations. Stevens is alleged (i) to have grossly mismanaged the Debtors' prepetition operations through the implementation of the Evolution computer system and the adoption of the superstore format and (ii) to have engaged in personal and professional behaviors unsuited to his position as Crown's president. For a further discussion of the consequences of adoption of the Evolution system and the superstore concept, see "BACKGROUND - Events Preceding Commencement of the Chapter 11 Cases." In addition, the Committee has alleged that Stevens and the Directors abused corporate expense accounts and otherwise failed to act in the best interests of the Debtors.

                Finally, the Committee has alleged that Dart abused its position as the Debtors' controlling shareholder by collecting excessive fees for management services and by keeping Crown embroiled in litigation brought by third parties against Dart, allegedly for the purpose of allocating to Crown a portion of Dart's fees and expenses in such litigation.

                Although, as discussed above, the Committee has identified certain potential claims and causes of action against Dart and certain officers and directors, the Debtors believe such potential claims and causes of action are speculative in nature and significant hurdles to recovery exist. Among other things, the Debtors believe the former officers and directors which may be targets of claims and causes of action do not have significant assets from which any judgment, if obtained, could be collected. Moreover, it is anticipated by the Debtors that under the Directors and Officers Liability insurance policy currently covering such directors and officers, claims brought by Crown against other insureds may be excluded from coverage. Finally, the value of the claims assertable against Dart would, if allowed, be subject to setoff against Dart's claims against the Debtors. However, the Committee contends that Dart's indemnification obligations are indirect claims which would not be subject to setoff.

                Given the foregoing, the Debtors have concluded that the value of the consideration to be provided by Dart and Richfood in respect of the releases contemplated by the Plan exceeds the value of the speculative claims which the Debtors might otherwise assert. Moreover, Stevens is not a Richfood Entity and is not a beneficiary of the release of the Dart claims. Thus, confirmation of the Plan and the effectuation of the releases contemplated thereby would not deprive the Debtors' estates, or the Reorganized Debtor on behalf of the Debtors' estates, from pursuing claims against Stevens. Given that the damages related to the alleged mismanagement by the Directors and Stevens are the same, under the Plan the Debtors' estates can obtain the benefits of both the release of the Dart claims and the causes of action the Committee seeks to pursue. Among other things, the release of the Dart Claims increases the value of the distributions to be made under the Plan to unsecured creditors. The release also facilitates the termination of Crown's headquarters lease on acceptable terms without the incurrence of additional liability thereunder, and the payment of $300,000 to the Reorganized Debtor.

                As noted, the Committee does not support the proposed release of the Richfood Entities and believes the claims against the Richfood Entities are strong and valuable, and should therefore be vigorously pursued and not released as presently contemplated under the terms of the Plan.

                The Committee believes that if Dart is released, Dart will be relieved of its obligation to indemnify the Directors, and the Debtors could be left without a source of recovery for their substantial and valuable claims against the Directors. The Committee believes that a potential judgment against Stevens could be uncollectible. It is believed that Stevens has limited personal assets and any recovery would be from the Directors and Officer liability policy. To the extent that claims against Stevens are excluded from insurance coverage, a judgment against Stevens would be uncollectible.

                The Committee has advised the Debtors that in the Committee's judgment, the Debtors' Chief Executive Officer is subject to a disabling conflict of interest that makes it impossible for her to act on the Debtors' behalf in any negotiations with the Richfood Entities. In the opinion of the Committee, this conflict arises from the fact that Richfood employees hold two of the three seats of the Debtors' Board of Directors, and the Debtors' Chief Executive Officer, who is the third member of the Debtors' Board, holds her job at the pleasure of the two directors affiliated with Richfood. For these reasons, the Committee believes that only it, and not the Debtors' management, can properly evaluate and pursue the claims against the Richfood Entities.

                6.      EXCULPATION.

                Neither the Debtors, the Estates, the Reorganized Debtor, the Committee nor any present officer, director, employee, agent, attorney, accountant, investment banker or financial advisor to any of them, shall be obligated in any manner under the Plan or in respect or by reason of the filing, negotiation, prosecution, Confirmation, consummation or implementation of the

Plan or the attempted restructuring of the indebtedness of the Debtors prior to the Petition Date or any action taken or not taken in connection therewith, or shall have or incur any liability to any holder of a Claim or Interest or any other Person in respect of any such matters or any information provided or statement made in the Disclosure Statement or omitted therefrom, except that (i) the Debtors and the Reorganized Debtor shall fulfill the obligations expressly set forth therefor in the Plan and (ii) each Person shall remain liable, to the extent provided by law, for its own willful misconduct or gross negligence as determined pursuant to Final Order of a court of competent jurisdiction. Each such person shall be entitled to rely upon the advice of counsel with respect to its duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from acting in accordance with such advice or in any manner approved or ratified by the Bankruptcy Court.

                7.      INJUNCTION.

                The discharge and release provided in the Plan shall also operate as an injunction restraining any person from commencing or continuing any action, suit or proceeding, or employing any process, or otherwise acting, to collect, offset or recover arty claim discharged or related under the Plan to the fullest extent authorized or provided by the Bankruptcy Court, including the Sections 524 and 1141 thereof. The Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any cause of action against any present director, officer, employee, attorney, accountant, financial advisor, investment banker or agent of any of the Debtors based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 cases, all of which causes of action will be deemed released on the Effective Date.

        K.      PRESERVATION OF INSURANCE

                The Debtors' discharge provided in the Plan will not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtors, the Reorganized Debtor, or any other Person.

        L.      DISTRIBUTIONS UNDER THE PLAN

                1.      TIMING OF DISTRIBUTIONS.

                A distribution of property under the Plan shall be made by the Reorganized Debtor or the Disbursing Agent on the Effective Date. Subsequent interim distributions may be made from time to time in the reasonable discretion of the Reorganized Debtor, but in no event less frequently than annually. Furthermore, a final distribution of property shall be made by the Reorganized Debtor no later than 120 days from the date that all Disputed Claims have been resolved in accordance with the Plan.

                2.      NEW COMMON STOCK.

                As of the Effective Date, the Reorganized Debtor shall be authorized (i) to issue and distribute the New Common Stock on account of Allowed Class 2 Claims, and (ii) to issue and distribute the Management Options and the shares of New Common Stock underlying such Management Options to be distributed under the Emergence Bonus and Incentive Plan pursuant to the Plan.

                3.      NEW COMMON STOCK DISTRIBUTIONS.

                On the Effective Date, the Reorganized Debtor shall make distributions of New Common Stock to holders of Allowed Class 2 Claims in accordance with the terms of the Plan. On the Effective Date, the Reorganized Debtor shall reserve 15% of the New Common Stock for issuance upon exercise of the Management Options under the Emergence Bonus and Incentive Plan.

                4.      FRACTIONAL SHARES.

                Fractional shares of New Common Stock shall not be issued under the Plan. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.

                5.      FRACTIONAL DOLLARS.

                Notwithstanding any other provision of the Plan, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

                6.      COMPLIANCE WITH TAX REQUIREMENTS.

                In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor, the Reorganized Debtor may, at its option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received. In any event, however, the Reorganized Debtor shall not be obligated to liquidate New Common Stock to honor any withholding obligation.

                7.      PERSONS DEEMED HOLDERS OF REGISTERED SECURITIES.

                Except as otherwise provided herein, the Reorganized Debtor shall be entitled to treat the record holder of a registered security as the sole holder of the Claim or Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan. No notice of transfer of any such security shall be binding on the Reorganized Debtor, unless such transfer has been property registered in accordance with the provisions of the governing indenture or agreement on or prior to the date of the entry of the Order of the Bankruptcy Court approving the Disclosure Statement. If there is any dispute regarding the identity of the person entitled to any payment or distribution in respect of any Claim under the Plan, no payment or distribution need be made in respect of such claim until such dispute has been resolved by the parties or the Bankruptcy Court resolves the dispute pursuant to a Final Order.

                8.      DISTRIBUTION OF UNCLAIMED PROPERTY.

                Any claimant to whom a distribution of property is made under the Plan that fails to claim such property within two years following the distribution of such property by the Disbursing Agent shall have its Claim expunged, and such property shall irrevocably revert to the Reorganized Debtor, without regard to escheatment or other similar laws.

        M.      PROCEDURES FOR RESOLVING DISPUTED CLAIMS UNDER THE PLAN

                1.      OBJECTIONS TO CLAIMS.

                Any party in interest may object to a Claim, except a Claim that is Allowed as set forth in the Plan. Any such objection by a party in interest other than the Debtors or the Reorganized Debtor must be filed and served not later than the date first scheduled for the Confirmation Hearing. Following such date, only the Reorganized Debtor may file and prosecute objections to claims unless otherwise ordered by the Court. Objections to Claims, except Claims as to which the Bankruptcy Court has set an earlier objection deadline, may be filed and served by the Debtors or the Reorganized Debtor on the latest of (a) the 120th day following the Effective Date, (b) 90 days after the filing of the proof of claim setting forth such Claim, or (c) any later date set by order of the Bankruptcy Court, which the Debtors or the Reorganized Debtor may request on an ex parte basis.

                2.      PROCEDURE.

                Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtor shall litigate the merits of each Disputed Claim until it is abandoned or settled by the Debtors or the Reorganized Debtor, subject to any required approval of the Bankruptcy Court.

                3.      ESTIMATION.

                In order to effectuate distributions pursuant to the Plan and avoid undue delay in the administration of the Estates, the Debtors (prior to the Effective Date) and the Reorganized Debtor (after the Effective Date) shall have the right to seek an order of the Bankruptcy Court after notice and a hearing (which notice may be limited to the holder of such Disputed Claim and which hearing may be held on an expedited basis), estimating a Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code.

                4.      MISCELLANEOUS DISTRIBUTION PROVISIONS.

                        (a) Distributions of New Common Stock will be made to holders of Allowed Class 2 Claims on the Effective Date or as soon thereafter as practicable. Distributions to holders of Disputed Class 2 Claims will be made, as and when appropriate, in accordance with Section 5.10(d) of the Plan. On the Effective Date, the Debtors shall reserve 5 million shares of New Common Stock to be issued to the holders of Class 2 Claims in accordance with the terms of the Plan.

                        (b) Fluctuation in Value of New Common Stock. The value of the New Common Stock held by the Reorganized Debtor in reserve on account of Disputed Class 2 Claims is likely to fluctuate. The Reorganized Debtor does not represent or warrant that the value of such New Common Stock will not decline after the Effective Date and it does not otherwise assume any liability or risk of loss which the holder of a Disputed Class 2 Claim which becomes an Allowed Claim after the Effective Date may suffer by reason of any decline in value of the New Common Stock pending determination, of the amount of such Disputed Class 2 Claim. The risk or benefit of any appreciation or depreciation in the value of any reserved New Common Stock shall be borne by the party to whom such New Common Stock is ultimately distributed.

                        (c) Payment or Distribution on Account of Disputed Class 2 Claims. No payment or distribution will be made in respect of a Disputed Class 2 Claim unless and until such Disputed Class 2 Claim becomes an Allowed Class 2 Claim.

                        (d) Timing of Payment or Distribution When a Disputed Class 2 Claim Becomes an Allowed Class 2 Claim. Subject to the provisions of the Plan, distributions with respect to each Disputed Class 2 Claim that becomes an Allowed Class 2 Claim that would have otherwise been made had the Claim been an Allowed Claim on the Effective Date shall be made on the next Distribution Date, as determined by the Reorganized Debtor.

                        (e) Excess Reserves. Shares of New Common Stock that are reserved pursuant to Section 5.10 of the Plan for issuance but not issued shall remain authorized but unissued New Common Stock.

                        (f) No Supplemental Distributions. In the event that the New Common Stock authorized under Section 5.10(a) of the Plan exceeds the total New Common Stock to be distributed to holders of Allowed Class 2 Claims (either as a result of the prosecution of objections to claims or otherwise), such remaining New Common Stock shall revert irrevocably to the Reorganized Debtor.

        N.      MISCELLANEOUS PROVISIONS

                1.      RETENTION OF JURISDICTION.

                Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Bankruptcy Court will retain jurisdiction of the Chapter 11 cases for the following purposes:

                        (a) To hear and determine any and all pending applications for the rejection, assumption or assignment of executory contracts and leases, any objections to Claims resulting therefrom, and the allowance of any Claims resulting therefrom;

                        (b) To hear and determine any and all applications, adversary proceedings, contested matters and other litigated matters pending on the Effective Date or permitted to be commenced thereafter under the Bankruptcy Code and the Bankruptcy Rules;

                        (c) To ensure that the distributions to holders of Allowed Claims are accomplished as provided in the Plan;

                        (d) To hear and determine any objections to Claims Filed both before and after Confirmation; to allow or disallow, in whole or in part, any Disputed Claim; and to hear and determine other issues presented by or arising under the Plan;

                        (e) To enter and implement such orders as may be appropriate in regard to the Confirmation Order and the Plan;

                        (f) To hear and determine all applications of professionals for compensation and reimbursement of expenses under Section 330, 331, or 503(b) of the Bankruptcy Code;

                        (g) To hear the Debtors' or the Reorganized Debtor's application, if any, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code (after Confirmation, the Debtor or the Reorganized Debtor may also, so long as they do not adversely affect the interest of holders of Allowed Claims, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of the Plan);

                        (h) To hear and determine disputes arising in connection with the interpretation of the Plan or its implementation, including disputes among holders of Allowed Claims and disputes arising under any other agreements, documents or instruments executed in connection with the Plan;

                        (i) To construe and to take any action to enforce the Plan and issue such orders and injunctions as may be necessary for the consummation and implementation of the Plan;

                        (j) To determine such other matters and for such purposes as may be provided in the Confirmation Order;

                        (k) To hear and determine any motions or contested matters involving taxes, tax refunds, tax Claims, tax attribute and tax benefits and similar or related matters, with respect to the debtors or the Estates arising on or prior to the Effective Date or relating to the period of administration of the Chapter 11 cases;

                        (l) To hear and determine any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code;

                        (m) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                        (n) To recover assets of the Debtors and property of the estates, including preference claim or any other avoidance claims, wherever located;

                        (o) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and

                        (p)      To enter a final decree closing the Chapter 11
Cases.

                2.      BINDING EFFECT OF THE PLAN.

                The provisions of the Plan shall be binding upon and inure to the benefit of the Debtors, the Estates, the Reorganized Debtor, any holder of a Claim or Interest treated in the Plan, and each of their respective predecessors, successors, assigns, agents, officers and directors and, to the fullest extent permitted under Section 1141(a) of the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

                3.      NON-VOTING STOCK

                In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Amended Articles of Incorporation of the Reorganized Debtor shall contain provisions prohibiting the issuance of nonvoting equity securities by the Reorganized Debtor.

                4.      AUTHORIZATION OF CORPORATE ACTION.

                The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtor to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable nonbankruptcy law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtor. On the Effective Date, the appropriate officers and directors of the Debtors and the Reorganized Debtor are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan in the name and on behalf of the Debtors and the Reorganized Debtor.

                5.      RETIREE BENEFITS.

                On and after the Effective Date, the Reorganized Debtor shall continue to pay any retiree benefits, as that term is defined in Section 1114(a) of the Bankruptcy Code, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, without prejudice to the Reorganized

Debtor's rights under applicable nonbankruptcy law to modify, amend or terminate the foregoing arrangements.

                6.      WITHDRAWAL OF THE PLAN.

                The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If they do so, the Plan shall be null and void.

                7.      FINAL ORDER.

                Except as otherwise expressly provided in the Plan, any requirement in the Plan for a Final Order may be waived by the Debtors or, after the Effective Date, the Reorganized Debtor upon written notice to the Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

                8.      DISSOLUTION OF COMMITTEE.

                On the Effective Date, the Committee shall cease to exist and its members and agents (including attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from all further authority, duties, responsibilities and obligations relating to, arising from or in connection with the Chapter 11 Cases.

                9.      AMENDMENTS AND MODIFICATIONS.

                The Debtors or the Reorganized Debtor may modify the Plan both before and after Confirmation in accordance with the provisions of Section 1127 of the Bankruptcy Code.

                10.     TIME.

                Unless otherwise specified in the Plan, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next Business Day.

                11.     SECTION 1145 EXEMPTION.

                To the fullest extent permitted under Section 1145 of the Bankruptcy Code, the offer or sale under the Plan of the New Common Stock, shall be and are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities. The offer and sale of the New Common Stock under the Plan are deemed to be a public offering of the New Common stock.

                12.     SECTION 1146 EXEMPTION.

                To the fullest extent permitted under Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer under the Plan, or the revesting, transfer or sale of any real or other property of or to the Debtors or the Reorganized Debtor under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument under the Plan is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

        O.      CONDITIONS TO CONFIRMATION

                The following conditions shall be met prior to confirmation of the Plan:

                        (a) An order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code shall have been entered.

                        (b) As of the Confirmation Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed), other than the General Unsecured Claims asserted by any of the Richfood Entities, in the aggregate, do not exceed $60 million.

                        (c) As of the Confirmation Date, the Debtors shall have received commitments from trade vendors to provide, in the aggregate, at least $5 million of post-Effective Date trade credit over and above the trade credit to be supplied pursuant to the Ingram Settlement.

        P.      CONDITIONS TO OCCURRENCE OF EFFECTIVE DATE OF THE PLAN

                The Plan shall not become effective, the Effective Date shall not occur, and no obligations and rights set forth in the Plan as of the Effective Date or thereafter shall come into existence, unless each of the following conditions is met or waived by the Debtors on or before the Effective
Date:

                        (a) The Bankruptcy Court shall have confirmed the Plan.

                        (b) The Confirmation Order shall have become a Final Order.

                        (c) The Confirmation Order shall authorize and approve substantive consolidation of the Debtors.

                        (d) The Registration Statement shall have been filed with the Commission and no stop order in respect thereof shall have been issued.

                        (e) The Debtors shall have sufficient Cash, through implementation of the Post-Confirmation Credit Facility or otherwise, to satisfy all Cash obligations under the Plan due on the Effective Date.

                        (f) As of the Effective Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed), other than General Unsecured Claims asserted by any of the Richfood Entities, in the aggregate, do not exceed $60 million.

                The Plan shall become effective, and the Effective Date shall occur, when the conditions set forth in Section 8.02 of the Plan are met or waived as provided therein. The Reorganized Debtor shall thereupon perform the obligations required under the Plan to be performed by it on the Effective Date or as soon thereafter as may be practicable.

VI.     ACCEPTANCE AND CONFIRMATION OF THE PLAN

                Described below are certain important considerations under the Bankruptcy Code in connection with Confirmation of the Plan.

        A.      SOLICITATION OF ACCEPTANCES

                The Debtors are soliciting the acceptance of the Plan from holders of Claims in certain Classes of Claims that are "impaired" under the Plan. The solicitation of acceptances from holders of Claims in Class 1 is not required under the Bankruptcy Code because, as holders of Unimpaired Claims, such holders are conclusively presumed to have accepted the Plan. The solicitation of acceptances of the Plan from the holders of Impaired Interests in Classes 4 and 5 is not required because under the Bankruptcy Code, such holders are conclusively presumed to have rejected the Plan. The following Classes are Impaired and are entitled to vote on the Plan:

                Class 2 - General Unsecured Claims

                Class 3 - Convenience Claims

                The record date for determining whether holders of Impaired Claims are entitled to vote on the Plan is August 18, 1999.

        B.      CONFIRMATION HEARING

                Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to consider confirmation of the Plan (the "Confirmation Hearing), Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

                Notice of the Confirmation Hearing will be provided to all holders of Claims and Interests and other parties in interest (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereon. Objections to Confirmation of the Plan must be made in writing, specifying in detail the name and address of the person objecting, the grounds for the objection, and the nature and amount of the Claim or Interest held by the objector. Objections must be filed with the Bankruptcy Court, together with proof of service, and served upon the parties so designated in the Confirmation Notice, on or before the time and date designated in the Confirmation Notice as being the last date for serving and filing objections to Confirmation of the Plan. Objections to Confirmation of the Plan are governed by Bankruptcy Rules 3020(b) and 9014 and the Local Rules of the Bankruptcy Court.

        C.      REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                As discussed below, the Debtors intend, if necessary, to request Confirmation of the P tan pursuant to Section 1129(b) of the Bankruptcy Code. Under Section 1129(b), the Bankruptcy Court will confirm the Plan despite the lack of acceptance by an Impaired Class or Classes if the Bankruptcy Court finds that (a) the Plan does not discriminate unfairly with respect to each non-accepting Impaired Class, (b) the Plan is "fair and equitable" with respect to each non-accepting Impaired Class, (c) at least one Impaired Class has accepted the Plan (without counting acceptances by insiders) and (d) the Plan satisfies the requirements set forth in Bankruptcy Code Section 1129(a) other than Section 1129(a)(8).

                The Debtors believe that. upon acceptance of the Plan by at least one Impaired Class, determined without including any acceptance of the Plan by any insider, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed in good faith.

                1.      THE PLAN DOES NOT DISCRIMINATE UNFAIRLY

                The Bankruptcy Code requires that a plan not "discriminate unfairly" with respect to each non-accepting Impaired Class. Essentially, this means that each non-accepting Impaired Class must receive treatment reasonably consistent with the treatment afforded to other Classes with similar legal Claims against, or interests in, the Debtors.

                2.      THE PLAN IS FAIR AND EQUITABLE

                The Bankruptcy Code establishes different "fair and equitable" tests for holders of Unsecured Claims and Secured Claims. With respect to a Class of Unsecured Claims that does not accept that Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) each holder of an Unsecured Claim of the objecting Class receives or retains under the Plan property of a value equal to the Allowed Amount of its Unsecured Claim or (b) the holders of Claims or Interests that are junior to the Claims of the holder of such Unsecured Claims will not receive or retain any property under the Plan. With respect to a Class of Secured Claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) the holders of such Claims are retaining the liens securing such Claims and that each holder of a claim of such Class will receive deferred cash payments totaling at least the Allowed Amount of such Claim, of a value at least equal to the value of such holders' interest in its collateral, or (b) the holders of such Claims will realize the indubitable equivalent of such Claims under the Plan.

                3.      THE BEST INTERESTS TEST

                Irrespective of whether the Plan is accepted by each Impaired Class of Claims entitled to vote on the Plan, in order to confirm the Plan the Bankruptcy Court must, pursuant to

Section 1129(a)(7) of the Bankruptcy Code, independently determine that the Plan is in the best interests of each holder of a Claim or Interest Impaired by the Plan if the Plan is not unanimously accepted by such Class. Thus, the Plan must provide each holder of a Claim or Interest in such Impaired Class a recover on account of such Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

                To determine the value that holders of Impaired Claims and Interests would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the aggregate dollar amount that would be generated from the liquidation of the Debtors' assets if the Debtors' Chapter 11 Cases were converted to Chapter 7 liquidation cases and the Debtors' assets were liquidated by a Chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the Debtors' assets, augmented by cash held by the Debtors and reduced by certain increased costs and Claims that arise in a Chapter 7 liquidation case but that do not arise in a Chapter 11 reorganization case.

                Liquidation Value available for satisfaction of unsecured Claims against and Interests in the Debtors would be reduced by: (a) Claims of the Lenders under the DIP Facility, (b) the Claims of Secured Creditors to the extent of the value of their collateral, and (c) the costs, fees and expenses of the liquidation under Chapter 7, which would include: (i) the compensation of a trustee and its counsel and another professionals retained, (ii) disposition expenses, (iii) all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for attorneys, financial advisors, investment bankers, brokers, auctioneers and accountants and the costs and expenses of members of the Committee), (iv) litigation costs, and (v) Claims arising from the operation of the Debtors during the pendency of the Chapter 11 cases and the Chapter 7 liquidation case. The liquidation itself would trigger certain Claims, such as Claims for severance pay, and would accelerate other priority payments which would otherwise be paid in the ordinary course. These Claims would be paid in full out of the liquidation proceeds before the balance would be made available to pay most other Claims or to make any distribution in respect of Interests.

                Liquidation would also involve the rejection of additional executory contracts and unexpired leases of the Debtors and substantial additional rejection damage Claims. The Debtors believe that the liquidation could also generate an increase in other General Unsecured Claims.

                To determine whether the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties, after subtracting the amounts attributable to the foregoing Claims, costs, fees and expenses, would then be compared to the value of the property offered to such Classes of Claims and Interests under the Plan of the Effective Date.

                        a.       THE DEBTORS' ESTIMATE OF LIQUIDATION VALUE

                                 i.       ASSUMPTIONS

                        A liquidation analysis of the Debtors (the "Liquidation Analysis") was prepared by Zolfo Cooper L.L.C. and the Debtors' management. This Liquidation Analysis is detailed in Appendix C to this Disclosure Statement and incorporated herein by reference.

                The Liquidation Analysis is based on the forecasted assets and liabilities of the Debtors as of October 2, 1999. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors. Accordingly, there can be no assurances that the values assumed in the following analysis would be realized if the Debtors were in fact liquidated. Although the analysis that follows is necessarily presented with numerical specificity, the actual liquidation values could vary significantly from the amounts set forth on Appendix C. This analysis has been prepared solely for the purposes of estimating proceeds in a hypothetical Chapter 7 liquidation, and does not represent an analysis of values that is appropriate for any other purpose. Variance from the estimates may be caused by, among others, the following factors:

        D.      NATURE AND TIMING OF SALE PROCESS.

                Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, along with its other duties, collect the property of the estate as expeditiously as is compatible with the best interest of the parties. The Liquidation Analysis assumes there would be pressure to complete the liquidation of the Debtors' operating properties and financial assets over a period of approximately 6-9 months. It is possible that the disposition of certain assets could reasonably exceed 6 months, causing deterioration in the value of the Debtors' Estates. The Liquidation Analysis assumes that the Debtors' business has ceased, that assets are sold for their fair liquidation values on an asset-by-asset basis, and that realization of any going-concern value is not possible.

        E.      DISCOUNT FACTOR APPLIED TO ASSETS.

                The precise discount attributable to assets in a Chapter 7 case cannot be computed on the basis on any known empirical data. Accordingly, for purposes of the Liquidation Analysis, assets are valued based on the Debtors' best estimates, which would vary on an asset by asset (and category by category) basis.

        F.      ESTIMATED LIQUIDATION EXPENSES.

                Such expenses were estimated to be incurred upon liquidation of the Debtors' assets, excluding cash and cash equivalents.

        G.      ESTIMATED CLAIMS.

                A conversion to a Chapter 7 case would likely result in additional Claims, including Claims resulting from the rejection of executory contracts and unexpired leases that would not otherwise occur under the Plan.

                Liquidation values of major operating properties and non-operating assets were based in part upon the financial projections prepared by the Debtors, and assume a discount applied to each asset to account for the nature and timing of the sales process. Zolfo Cooper L.L.C. applied a discount to all assets, other than cash and cash equivalents, ranging from 0 to 100 percent of their respective going-concern values. The precise discount factors attributable to a Chapter 7 liquidation are subject to various circumstances. Total Chapter 7 expenses for professional and trustee fees were estimated to be approximately $1.4 million. For purposes of the Liquidation Analysis, the Debtors assumed that there would be no material post-petition tax liabilities.

        H.      RECOVERIES UNDER THE PLAN VS. RECOVERIES IN A LIQUIDATION.

                The Liquidation Analysis concludes that, in a Chapter 7 liquidation, nothing would be available for distribution on account of unsecured, non-priority prepetition Claims against the Debtors after satisfaction of secured, administrative and priority claims. In contrast, under the Plan, the holders of General Unsecured Claims will receive New Common Stock with an estimated value(1) equal to 38.3% of the Allowed Amount of such Claims prior to potential dilution by exercise of the Management Options.

        I.      FEASIBILITY

                Even if the Plan is accepted by each Class of Claims voting on the Plan, and even if the Bankruptcy Court determines that the Plan satisfies the best interests test, the Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of such analysis, the Debtors have prepared forecasts of the Reorganized Debtors' cash flow (assuming the Plan is consummated) through Fiscal 2002. These forecasts, and the significant assumptions on which they are based, are set forth in Appendix B hereto. Based on such forecasts, the Debtors believe that the Reorganized Debtors will be able to make all payments required to be made pursuant to the Plan.

VII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include (a) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code and (b) an alternative plan of reorganization.

        A.      LIQUIDATION UNDER CHAPTER 7

                If no plan can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution to Claim and Interest holders in accordance

------------------------
(1) There can be no assurance that the New Common Stock can be sold for such value.

with the priorities established by the Bankruptcy Code. For the reasons discussed above, under "Acceptance and Confirmation of the Plan - The Best Interests Test," the Debtors believe that Confirmation of the Plan will provide each holder of a Claim entitled to receive a distribution under the Plan with a recovery that is not less (and is generally expected to be substantially more) than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. See Liquidation Analysis annexed hereto as Appendix C.

        B.      ALTERNATIVE PLAN

                If the Plan is not confirmed, the Debtors may be entitled to file a different plan. Such a plan might involve a sale of substantially all of the Debtors' assets, another form of reorganization and continuation of the Debtors' business, or an orderly liquidation of the Debtors' assets. The Debtors have explored various other alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan enables holders of Claims to realize the most value under the circumstances. In a liquidation under Chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries at greater cost than would be involved in a Chapter 7 liquidation. Although potentially preferable to a Chapter 7 liquidation, the Debtors believe that liquidation under Chapter 11 would still result in substantially lower recoveries than those provided for by the Plan.

VIII.   RISK FACTORS

                HOLDERS OF CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

        A.      BUSINESS RISKS

                1.      INDUSTRY CONDITIONS

                There can be no assurance that the industry conditions under which the Reorganized Debtor will operate will enable them to achieve the merchandise sales revenues or the gross margins thereon which the Debtors have relied upon to project the Reorganized Debtor's future business prospects. Demand for books and book-related products and materials is subject to fluctuations in consumer tastes. In addition, and as discussed at length below, the industry in which the Debtors participate is in a state of heightened competition, when compared with even a few years ago, as major industry players such as Barnes & Noble and Borders develop new marketing and retailing strategies to capitalize on their financial strength and name recognition. Finally, no one can predict with certainty what the ultimate effect of on-line internet booksellers such as Amazon.com will be on the retail book industry as a whole, and on the Reorganized Debtor's operations in particular.

                2.      COMPETITION

                The retail publications market is highly competitive, as the Debtors compete with, among others, (1) other large and small chain retailers,
(2) internet-based booksellers, (3) direct-mail programs like book clubs that offer, for example, four books for a penny as an inducement to join, and (4) smaller local operators.

                Moreover, there has been a trend toward consolidation in the retail book market, and several large regional retail chains, including Barnes & Noble and Borders, have recently opened stores or expanded their retail store presence in the markets in which the Debtors operate. Accordingly, it can be expected that the Reorganized Debtor will in future periods experience increased competition from companies with greater financial resources than those of the Reorganized Debtor, and that such competition may result in continued pressure on revenues and gross profit margins.

                3.      OPERATING CASH FLOW; POST-CONFIRMATION CREDIT FACILITY

                The Post-Confirmation Credit Facility will impose financial and operating covenants and prohibitions on the Reorganized Debtors. There can be no assurance that the Reorganized Debtors will be able to achieve or maintain the financial performances tests expected to be contained in the Post-Confirmation Credit Facility documents. Failure to meet such financial tests or other covenants would result in a default thereunder. If any such default were not remedied or waived within the applicable grace period, if any, the lenders under the Post-Confirmation Credit Facility documents would be entitled to declare the amounts outstanding thereunder due and payable, accelerate the payment of all such amounts and foreclose upon the assets of the Reorganized Debtors pledged as collateral thereunder.

                The pendency of the Chapter 11 cases has negatively affected the operations of the Debtor and its results of operations, and adverse effects of the Chapter 11 Cases may affect future periods as well. Accordingly, there can be no assurance that the performance of the Reorganized Debtor and its ability to satisfy its debt service obligations will not be adversely affected by one or a combination of the above or other factors.

                4.      TRADE CREDIT

                The Reorganized Debtor will rely on the resumption of trade credit terms at levels historically extended to the Debtors by their suppliers. Specifically, the Debtors anticipate the availability of $11.3 million of trade credit under the Ingram Settlement, and it is a condition to confirmation of the Plan that the Debtors obtain commitments from trade vendors for an additional $5 million in trade credit over and above that contemplated under the Ingram Settlement. While many of these suppliers have extended trade credit to the Debtors during the pendency of the Chapter 11 cases, there can be no assurance that credit currently extended will be continued, or that sufficient additional credit will be extended upon confirmation of the Plan.

                The extension of less aggregate trade credit than relied upon by the Debtors in formulating their projections would require the Reorganized Debtor to utilize the Post-Confirmation Credit Facility to a greater extent than is contemplated by the projections, with the added prerequisite that capacity would have to be available for such additional drawings under the Post-Confirmation Credit Facility. Accordingly, there can be no assurance that adequate capacity would be available under the Post-Confirmation Credit Facility.

                The failure of suppliers to extend credit to the Reorganized Debtor in accordance with industry practice would further place the Reorganized Debtor at a disadvantage vis-a-vis its principal competitors, which presumably would have continued access to this valuable inventory funding medium.

                5.      SUCCESS OF BUSINESS PLAN

                Successful implementation of the Debtors' business plan is dependent on the interaction of many variables, including the effects of changing industry conditions, competition, the extension of trade credit by the Debtors' suppliers, and the adequacy of financing provided under the Post-Confirmation Credit Facility. Other factors include the effects of general economic trends influencing consumers' discretionary expenditures, the effectiveness of the Debtors' tax planning strategies, and the ability of the Reorganized Debtor to successfully execute its strategic initiatives. While the Debtors believe that the projections filed concurrently herewith as Appendix B are reflective of reasonable judgments in assessing those risks, there can be no assurance that influences not foreseen by the Debtors would not adversely impact the ability of the debtors to execute their business plan strategies. In addition, certain of the projected results are materially better than recent historical results of operations.

                While the Debtors believe that the business plan projections are in line with achievable performance levels, there can be no assurance that the Reorganized Debtor will be able to obtain, and sustain, the projected sales volume increases.

                6.      TAX ISSUES

                For a discussion of certain federal income tax consequences of the Plan to the Debtors, the Reorganized Debtor and holders of Allowed Claims and Interests, see "Certain Federal Income Tax Consequences."

                7.      ENVIRONMENTAL REGULATION AND LITIGATION

                        a.       ENVIRONMENTAL REGULATION

                        The Debtors are subject to extensive regulation under environmental and occupational health and safety laws and regulations. In addition, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault, on parties allegedly responsible for contamination at a site. While the Debtors are not aware of any current environmental liability, no assurance can be given that the Reorganized Debtor will not be liable in the future.

                        b.       CERTAIN LITIGATION

                        Crown has been named as a defendant in a variety of litigation. The Debtors expect that the Reorganized Debtor will continue to be named as a defendant in future litigation, although the Debtors do not expect such litigation to have a material adverse impact on the performance of the Reorganized Debtor.

        B.      BANKRUPTCY RISKS

                1.      OBJECTION TO CLASSIFICATION

                Section 1122 of the Bankruptcy Code provides that a plan may classify a claim or an interest in a particular Class only if such claim or interest is substantially similar to the other claims or interest of such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

                2.      COMBINED PROPERTIES

                On October 6, 1995, the Dart Group Corporation and its affiliates and subsidiaries (including the Debtors) entered into a settlement with Ronald S. Haft ("Haft"). That settlement is memorialized in part by a Settlement Agreement, executed on October 6, 1995 (the "Settlement Agreement"). Under the Settlement Agreement, Haft is precluded from holding directly or indirectly, inter alia, shares of Crown. Combined Properties, through an entity controlled by Haft, holds Class 2 Claims upon which New Common Stock is expected to be distributed. The parties are presently engaged in negotiations to resolve Combined Properties' concerns. Nevertheless, the Plan may be objected to by Haft on the grounds that it would cause him to violate the Settlement Agreement, and such objections may be sustained by the Court.

                3.      KEMPER INSURANCE LIMITED OBJECTION

                Kemper Insurance Company ("Kemper") has submitted a Limited Objection to the Disclosure Statement stating that it does not consent to the release of its claims against Dart relating to premiums and other charges under the prepetition insurance policies jointly issued to Dart and Crown. Kemper may object to confirmation of the Plan on the ground that such release is not permitted under the Bankruptcy Code, and such objection may be sustained by the Bankruptcy Court.

                4.      RISK OF NONCONFIRMATION OF THE PLAN

                Even if all Classes of Claims that are entitled to vote accept the Plan, the Plan might not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity security holders would receive if a debtor were liquidated under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan satisfies all the requirements for confirmation of a plan of reorganization under the Bankruptcy Code. There can be no assurance, however, that the

Bankruptcy Court will also conclude that the requirements for Confirmation of the Plan have been satisfied.

                5.      POTENTIAL EFFECT OF BANKRUPTCY UPON CERTAIN
                        RELATIONSHIPS

                The effect, if any, which the Chapter 11 cases may have upon the operations of the Reorganized Debtor cannot be accurately predicted or quantified. The Debtors believe that the filing of the Chapter 11 cases and consummation of the Plan will have a minimal future effect on relationships with employees, customers and suppliers. If confirmation and consummation of the Plan do not occur expeditiously, however, the Chapter 11 cases could adversely affect the relationships of the Reorganized Debtor with its customers, suppliers and employees, resulting in a material adverse impact on its operations.

        C.      LIQUIDITY RISKS

                1.      RESTRICTIONS ON TRANSFER

                Holders of the New Common Stock who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of the Reorganized Debtor within the meaning of the Securities Act, will be unable to offer or sell their New Common Stock after the Effective date, except pursuant to registration of such securities or an available exemption from registration under the Securities Act and under the equivalent state securities or "blue sky" laws.

                2.      POTENTIAL ILLIQUIDITY OF PLAN SECURITIES

                No established trading market exists for the New Common Stock and no assurance can be given that such a trading market will develop following the effectiveness of the Plan and, if a trading market develops, no assurance can be given as to the liquidity of such a trading market. The Reorganized Debtor will use its reasonable best efforts to cause the New Common Stock to be listed or admitted to trading on the NASDAQ National market or another nationally recognized securities exchange.

IX.     DESCRIPTION OF POST-CONFIRMATION CREDIT FACILITY

                Post-Confirmation Credit Facility. The Debtors have received a commitment (the "Commitment Letter") from Paragon and Foothill to provide up to $35 million in financing pursuant to the Post-Confirmation Credit Facility. The Post-Confirmation Credit Facility will be used to refinance the Debtors' obligations under the DIP Facility and to finance the future working capital needs of the Reorganized Debtor. The maturity date for the revolving credit facility is two years from the Effective Date. The Post-Confirmation Credit Facility will be secured by first priority, perfected security interests in all assets of the Reorganized Debtor.

                A copy of the Commitment Letter will be included in the Plan Supplement filed with the Bankruptcy Court pursuant to Section I.C of the Plan,

X.      DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN

                All shares of the New Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable. The holders of New Common Stock will be entitled to such dividends (whether payable in Cash, property or capital stock) as may be declared from time to time by the board of directors of the Reorganized Debtor from funds, property or stock legally available therefore, and will be entitled after payment of all prior claims, to receive all assets of the Reorganized Debtor upon the liquidation, dissolution or winding up of the Reorganized Debtor. Generally, holders of New Common Stock will have no redemption, conversion or preemptive rights to purchase or subscribe for securities of the Reorganized Debtor. However, as of the Effective Date, certain holders of New Common Stock who, due to the magnitude of their holdings, may be deemed to be "underwriters" pursuant to Section 1145(b) of the Bankruptcy Code, will become parties with the Reorganized Debtor to a registration rights agreement affording them certain limited registration and other rights, all as more fully set forth therein.

                Except as required by law, the respective holders of New Common Stock will vote on all matters as a single class, and each holder of New Common Stock will be entitled to one vote for each share of New Common Stock that it owns. Holders of New Common Stock will not have cumulative voting rights. The Reorganized Debtor will use its reasonable best efforts to cause the New Common Stock to be listed or admitted to trading on the NASDAQ National Market or another nationally recognized securities exchange.

XI.     CERTAIN INFORMATION CONCERNING THE DEPTORS

                Reference should be made to the Debtors' Audited Financial Statements for the Fiscal year ended January 30, 1999, included as Appendix B to this Disclosure Statement, which contain a description of the Debtors' financial condition and results of operation. Also appended to Appendix B are the Debtors' unaudited balance sheet, income statement and statement of cash flows through June 30, 1999. These unaudited reports are subject to change in connection with the Debtors' annual audit.

                Crown is a Delaware corporation, and approximately 52.3% of its common stock is owned, indirectly, by Richfood, Inc. The balance of Crown's common stock is held publicly. The Old Common Stock was "de-listed" on September 18, 1998. It is currently traded on the Over-the-Counter Bulletin Board of NASDAQ. Super Crown, Crown East, Crown West, Crown National and Crown DHC are all wholly-owned subsidiaries of Crown with no significant assets or operations.

        A.      MERCHANDISING STRATEGY

                The Debtors' current merchandising strategy is premised upon the assumption that there will continue to be a need for discount book product retailing, with an emphasis on broad product selection and excellent customer service.

        B.      TRADE CUSTOMS AND PRACTICES

                The Debtors purchase the vast majority of its book product from Ingram. In addition, approximately 25 other vendors account for an additional 20% of purchases. Historically, the Debtors have enjoyed trade terms that have included a 2% discount for payments made within 45 days of invoice for the majority of vendors, including Ingram, with exceptions for special discounts and deals offered several times a year.

                Most of the book product purchases of the Debtors are protected by return policies offered by major manufacturers, including Ingram. The return privilege generally exists for each title so long as that title remains in print in the current catalog of a manufacturer. Catalog changes are generally made only after advance notice, allowing the Debtors to return excess inventory before a title is declared out of print and therefore ineligible for credit. The major suppliers of the Debtors provide unlimited returns for full invoice amounts. Ingram Book Company does charge a return fee for processing returns. Pricing and return policies of the major distributors of the Debtors are subject to change. The Debtors expect that the Reorganized Debtor will enjoy product return privileges consistent with industry practice and their historical practice.

        C.      ADVERTISING

                The Debtors employ advertising, promotion, pricing, and presentation in a coordinated manner to attract customers into the store and improve conversion, with a secondary emphasis on promotional campaigns in specific, pre-defined markets, designed to drive traffic and to increase customer awareness of the Debtors as the "every day discounter." The Debtors advertise on a regular and frequent basis in a variety of broadcast and print media, including radio, newspaper, direct mail, newspaper inserts, and magazines.

                In the retail industry, publishing companies generally provide funds on a title-by-title basis to promote new releases and, occasionally, on a label-wide basis. The Debtors expect that the Reorganized Debtor will be able to secure customary concessions in regard to cooperative advertising.

        D.      PROPERTIES

                As of June 30, 1999, the Debtors operated 92 stores, all of which are leased. The Debtors' office and headquarters are located in Landover, Maryland and are leased by Crown.

                The Debtors believe that none of their store leases is individually material to the Debtors. Lease terms generally range from one to ten years, with certain option renewal rights. The remaining terms of the leases, including options, vary widely.

        E.      EMPLOYEES

                As of June 30, 1999, the Debtors had approximately 1,600 full-time and part-time employees. The Debtors currently employ approximately 76 individuals at their corporate headquarters. The corporate headquarters staff is responsible for executive and general operating management, buying, merchandising, advertising, finance, accounting, information systems and real estate.

        F.      TRADENAMES AND TRADEMARKS

                The Debtors' stores operate under the name "Crown Books." The Debtors own and maintain registrations for various service marks with the United States.

        G.      COMPETITION

                The retail book market is highly competitive. In this market, the Debtors compete with other chain retailers, discounters and other mass merchandisers, direct mail programs such as book clubs, internet booksellers and local operators. In addition, several major retail chains, including Barnes & Noble and Borders have recently opened stores or expanded their retail store presence in markets in which the Debtors operate, and have also announced plans to continue that expansion. Accordingly, it can be expected that in future periods the Debtors and the Reorganized Debtor will experience continued intense competition, and that such competition may result in continued pressure on revenues and gross profit margins.

        H.      EXECUTIVE OFFICERS

                The names and titles of the executive officers of the Debtors are set forth below.

                                 Anna Currence
                                 President and Chief Executive Officer

                                 Steve Pate
                                 Vice President of Operations

                                 John Sutton
                                 Vice President of Merchandising

                                 Susan Harwood
                                 Vice President of Information Systems

                                 Stacy Meffen
                                 Controller

                The Debtor is currently negotiating an employment agreement with Anna Currence, the President and Chief Executive Officer of the Debtor, to become effective on the Effective Date. It is contemplated that the agreement will be for a term of one or more years and will provide for, in addition to an annual salary, the payment of bonuses (including stock options) in the event certain of the Reorganized Debtors' financial projections are met or exceeded. An outline of the terms of the employment agreement will be included in the Plan Supplement. In the event however, that the terms are not agreed upon prior to such time, it is expected that the board of directors of the Reorganized Debtor will consider and approve an employment agreement with Anna Currence on or shortly after the Effective Date.

XII.    FINANCIAL AND LEGAL ADVISORS; FEES AND EXPENSES

                The Debtors have engaged Young Conaway Stargatt & Taylor, LLP as counsel. The Debtors have also engaged Zolfo Cooper L.L.C. as special financial advisor and bankruptcy consultant and Arthur Andersen L.L.P. as accountants.

                The Committee, with the Debtors' consent and at their expense, engaged Hughes Hubbard & Reed LLP and Duane Morris & Heckscher as co-counsel and J.H. Cohn & Co., as financial advisor in connection with the Chapter 11 Cases.

                Reasonable fees and expenses incurred on or after the Petition Date by the professionals retained by the Debtors or the Committee with respect to the Chapter 11 Cases, and which have not theretofore been paid or reimbursed, will be paid by the Reorganized Debtor. (after application of any retainer held by any of the Debtors' professionals) as an Administrative Expense Claim after notice and a hearing.

                The Debtors estimate that the aggregate amount of all such professional fees and expenses incurred since the Petition Date will be approximately $5.1 million as of the Effective Date. Pursuant to a Bankruptcy Court order, the Debtors estimate that all but approximately $1.4 million of this amount will have been paid prior to the Effective Date.

XIII.   EXEMPTION FOR SECURITIES ACT RECISTRATION

                The New Common Stock to be issued on the Effective Date will be issued pursuant to the exemption for the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") (and of any state or local laws) provided by Section 1145(a)(1) of the Bankruptcy Code. Under this provision, the registration requirements of the Securities Act and of any state and local laws do not apply to the offer or sale under a plan of securities of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan (i) in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor, or (ii) "principally" in such exchange and "partly" for cash or property. The Debtors believe that the issuance of the New Common Stock will satisfy the aforementioned requirements.

                The New Common Stock may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in
Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, a debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, (b) offers to sell securities offered or sold under the plan for the holders of such securities, (c) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer as used in Section 2(11) of the Securities Act with respect to securities. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in

Section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(11) of the Securities Act, purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Certain holders of New Common Stock who, due to the magnitude of their holdings as of the Effective Date, may be deemed to be "underwriters" pursuant to Section 1145(b) of the Bankruptcy Code, will become parties with the Reorganized Debtor to a registration rights agreement affording them certain limited, registration and other rights, all as more fully set forth therein.

                THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTiVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW COMMON STOCK MAY BE DEEMED TO BE AN "UNDERWRitER" WiTHIN THE MEANING OF SECTION 1145(B)(1) OF THE BANKRUPTCY CODE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FOR THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY STATE AND LOCAL LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

XIV.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        A.      IN GENERAL

                The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the implementation of the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), as in effect on the date of this Disclosure Statement, and on United States Treasury Regulations (the "Regulations") in effect (or in certain cases, proposed) on the date of this Disclosure Statement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or mote of the issues discussed below, and no ruling from the IRS has been or will be sought with respect to any issues that may arise under the Plan.

                The following summary is for general information only. The tax treatment of a holder of an Allowed Claim or Interest may vary depending upon such holder's particular situation. The following discussion does not address state, local or foreign tax considerations that may be applicable to the Debtors and holders of an Allowed Claim or Interest. Additionally, certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST SHOULD CONSULT, HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF ALLOWED CLAIMS AND INTEREST, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        B.      FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS

                1.      CANCELLATION OF INDEBTEDNESS

                A debtor will generally realize cancellation of indebtedness ("COD') income to the extent that a creditor receives from a debtor pursuant to a plan of reorganization an amount of consideration in respect of an allowed claim against the debtor that is less than the amount of such allowed claim. However, because the Debtors will be subject to the Chapter 11 Cases at the time the COD income is realized, the Debtors will be able to exclude the COD income from gross income. Under Section 108 of the Tax Code, however, the Debtors will be required to reduce certain tax attributes as a result of the debt discharge. While not free from doubt, such attribute reduction should apply separately to the particular Debtor whose debt is being discharged and not to the group as a whole, even though the Debtors belong to a consolidated group for U.S. federal income tax purposes.

                Pursuant to Section 108 of the Tax Code, it is anticipated that the Reorganized Debtor's tax attributes will be reduced as follows. The amount of Crown's COD income realized pursuant to the Plan will first reduce Crown's remaining net operating loss carryovers from previous tax years ("NOLs"), on a dollar-for-dollar basis, after the tax liability for the taxable year of debt discharge is determined and any net operating loss for the year of discharge. In the event that the amount of such debt discharge exceeds the amount of Crown's NOLs, and assuming that certain other tax attributes are not available, the Reorganized Debtor will next be required to reduce the basis of any property held on the first day of the taxable year following the taxable year of debt discharge to the extent that the aggregate basis of its assets immediately after the discharge exceeds the amount, if any, of the Reorganized Debtor's liabilities remaining outstanding immediately after the discharge. The IRS, however, may take the position that the attribute reduction should occur in a different manner.

                Once the basis reduction limits have been reached, all remaining COD income should be eliminated.

                2.      EFFECT OF SECTION 382 OF THE TAX CODE.

                Section 382 of the Tax Code imposes certain limitations upon the carryforward of NOLs that remain after the reduction of tax attributes as a result of COD income as described above and other tax attributes after an "ownership change." Given the anticipated amount of

COD income, the significance of these limitations will depend largely upon whether any substantial portion of the consolidated NOL will remain after attribute reduction under Section 108(b) of the Tax Code, as described above.

                The Plan will cause an "ownership change" within the meaning of
Section 382 of the Tax Code on the Effective Date. In general, unless the Bankruptcy Exception, as described below, applies, a corporation that experiences an ownership change may utilize its pre-change NOLs (and possibly certain built-in losses) only up to an annual amount equal to the "Section 382 limitation," which is calculated as the product of (i) the federal long-term tax-exempt rate at the time of such ownership change (5.18% for changes occurring in August 1999) and (ii) the fair market value of the stock of the corporation, which for corporations in a bankruptcy proceeding will reflect the increase in value resulting from any surrender or cancellation of claims, plus certain built-in gains; recognized during the five year period following the ownership change. Finally, if Section 382 of the Tax Code applies with respect to an ownership change, and the continuity of business enterprise requirement of
Section 382 of the Tax Code is not satisfied during the two-year period following the date of such ownership change, then the Section 382 limitation is limited to recognized built-in gains while the Debtors expect to satisfy this continuing requirement there can be no assurance that they will do so.

                If the corporation's taxable income which would otherwise be offset by NOLs in a given year exceeds the Section 382 limitation, the excess is generally subject to federal income tax. NOLs not utilized in a given year by virtue of this limitation remain available for use in future years until their normal expiration dates. To the extent that a corporation's Section 382 limitation in a given year exceeds its taxable income for such year, the excess amount will increase the Section 382 limitation for the following taxable year.

                3.      THE BANKRUPTCY EXCEPTION

                Pursuant to the Bankruptcy Exception under Section 382(l)(5) of the Tax Code, the general Section 382 limitation will not apply if the stockholders and certain "qualified creditors" of such corporation immediately before the ownership change own at least 50 percent of the stock of the corporation, by vote and value, immediately after such change, by virtue of their status as stockholders or "qualified creditors" immediately before such change. For this purpose, subject to certain exceptions, stock transferred to a creditor is taken into account only to the extent that such stock is transferred in satisfaction of debt and only if such debt either (i) was held by the creditor at least 18 months before the filing of the Chapter 11 case, or (ii) arose in the ordinary course of the trade or business of the corporation and is held by the person who at all times held the beneficial interest in such debt. A loss corporation generally can treat a creditor as meeting the holding period requirement, unless (i) the creditor becomes a five percent (5%) shareholder of the loss corporation (directly or indirectly) immediately after the ownership change; or (ii) such creditor's participation in the formulation of the reorganization plan makes it evident to the Debtors that the creditor has not owned the debt in question for the required period. If the Bankruptcy Exception applies, however, the Debtors must reduce their NOLs and certain other tax attributes by the amount of interest claimed as a deduction on any indebtedness converted into stock during the three year period preceding the taxable year of the ownership change and the pre-change portion of the taxable year in which the ownership change occurs.

                The Bankruptcy Exception automatically applies to a plan of reorganization that satisfies its requirements unless the Debtors "elect out" of the Bankruptcy Exception. In such a case, the normal Section 382 limitation will apply, and the NOLs will be subject to the annual limitation as described above.

                Under the Plan holders of an Allowed Class 2 Claim will receive shares of New Common Stock. It appears that more than 50% of the New Common Stock will be issued to "qualified creditors" and thus the Bankruptcy Exception should apply. In such case the entire amount of the NOL's remaining after reduction by COD Income, less the amount of interest claimed as a deduction on any Allowed Class 2 Claim converted into stock during the three year period preceding the taxable year of the ownership change and the period of the taxable year which includes the ownership change, should be available without regard to the Section 382 limitation. However, it should be noted that if another ownership change occurs within two years following an ownership change to which the Bankruptcy Exception would otherwise apply, the Bankruptcy Exception will not apply and the Section 382 limitation following the second change will be zero. The Debtors will not impose any transfer restrictions upon the sale of New Common Stock after the Effective Date. Accordingly, if there is an ownership change during the 2-year period immediately following the issuance New Common Stock, such ownership change would eliminate the remaining NOLs.

        C.      FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS

                1.      IN GENERAL

                A holder of an Allowed Claim will recognize gain or loss on the exchange of such claim (other than a claim for accrued interest) for New Common Stock. Subject to the discussion of accrued interest below, the amount of such gain or loss will equal the difference between (i) the fair market value of New Common Stock received in respect of such claim and (ii) the holder's tax basis in such claim.

                The aggregate tax basis in any New Common Stock received by a holder of an Allowed Claim will equal the fair market value of such stock. Should the holder subsequently recognize any gain on the sale or exchange of any New Common Stock received pursuant to the Plan, the gain recognized by such holder on such sale or exchange will be treated as ordinary income to the extent of (i) any bad debt deduction attributable to the claim reduced by any income recognized on receipt of the New Common Stock, or (ii) any ordinary loss claimed with respect to the exchange of the claim for such stock (to the extent properly attributable to such sale), and, thereafter, as capital gain, provided the stock constitutes a capital asset in the holder's hands. The holder's holding period for the stock will begin on the day following the exchange.

                2.      ACCRUED INTEREST ON ALLOWED CLAIMS

                If a holder of an Allowed Claim who receives New Common Stock pursuant to the Plan did not previously include in taxable income accrued but unpaid interest, including original issue discount on its Allowed Claim, then such portion of the New Common Stock that is allocable to such accrued but unpaid interest will be recognized as ordinary income. The basis of a holder of an Allowed Claim in any such New Common Stock received will be equal to the amount of interest income treated as satisfied therefor, and the holding period for such New Common Stock will begin on the day after the Effective Date.

                3.      HOLDERS OF ALLOWED CLAIMS WHO RECEIVE CASH

                Holders of Allowed Class 3 Claims, who will receive Cash pursuant to the Plan, will recognize gain or loss measured by the difference between the Cash received, to the extent not allocable to interest, and its tax basis in the Claim. The character and taxation of any recognized gain or loss will depend on the status of the holder, the nature of the Claim and the holder's holding period.

                4.      INFORMATION REPORTING AND BACKUP WITHHOLDING

                Under the backup withholding rules of the Tax Code, holders of Allowed Claims may be subject to backup withholding at the rate of 31 percent with respect to payments made pursuant to the Plan unless, the holder (i) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that it is not subject to backup withholding due to a failure to report all dividends and interest. Any amount withheld under these rules is not an additional tax but will be credited against the holder's U.S. federal income tax liability. Holders of Allowed Claims may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF AN ALLOWED CLAIM. ALL HOLDERS OF ALLOWED CLAIMS AND INTERESTS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

XV.     CONCLUSION

                The Debtors believe that Confirmation of the Plan is desirable and in the best interests of all holders of Claims. The Debtors therefore urge you to vote to accept the Plan.


Dated: Wilmington, Delaware
       June 30, 1999

                                              CROWN BOOKS CORPORATION
                                              Debtor and Debtor in Possession

                                              By: /s/ Anna L. Currence
                                                  ------------------------------
                                                  Anna L. Currence
                                                  Chief Executive Officer


                                              SUPER CROWN BOOKS CORPORATION
                                              Debtor and Debtor in Possession

                                              By: /s/ Anna L. Currence
                                                  ------------------------------
                                                  Anna L. Currence
                                                  Chief Executive Officer


                                              CROWN BOOKS EAST CORPORATION
                                              Debtor and Debtor in Possession

                                              By: /s/ Anna L. Currence
                                                  ------------------------------
                                                  Anna L. Currence
                                                  Chief Executive Officer


                                              CROWN BOOKS WEST CORPORATION
                                              Debtor and Debtor in Possession

                                              By: /s/ Anna L. Currence
                                                  ------------------------------
                                                  Anna L. Currence
                                                  Chief Executive Officer


                                              CROWN DHC CORPORATION
                                              Debtor and Debtor in Possession

                                              By: /s/ Anna L. Currence
                                                  ------------------------------
                                                  Anna L. Currence
                                                  Chief Executive Officer

YOUNG CONAWAY STARGATT & TAYLOR, LLP
James L. Patton, Jr. (No. 2202)
S. David Peress (No. 2679)
Brendan Linehan Shannon (No. 3136)
Michael R. Nestor (No. 3 526)
11th Floor, Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600

Counsel to Debtors and Debtors-in-Possession

                                                                     EXHIBIT A




                                    EXHIBIT A


                          JOINT PLAN OF REORGANIZATION

                    IN THE UNITED STATES BANKRUPTCY COURT


                         FOR THE DISTRICT OF DELAWARE



In re:                                  )    Chapter 11
                                        )
CROWN BOOKS CORPORATION,                )
SUPER CROWN BOOKS CORPORATION,          )    Case No. 98-1575 (RRM)
CROWN BOOKS EAST CORPORATION,           )
CROWN BOOKS WEST CORPORATION,           )    (Jointly Administered)
CROWN BOOKS NATIONAL CORPORATION,       )
and CROWN DHC CORPORATION,              )
                                        )
                Debtors.                )

                             FIRST AMENDED JOINT
                            PLAN OF REORGANIZATION







                            YOUNG CONAWAY STARGATT & TAYLOR, LLP
                            James L. Patton, Jr. (No. 2202)
                            S. David Peress (No. 2679)
                            Brendan Linehan Shannon (No. 3136)
                            Michael R- Nestor (No. 3526)
                            11th Floor, Rodney Square North
                            P.O. Box 391
                            Wilmington, Delaware 19899-0391
                            (302) 571-6600

                            Attorneys for Debtors








Dated: August 18, 1999

                              TABLE OF CONTENTS

                                                                                       PAGE


ARTICLE I         DEFINITIONS............................................................1

                          A.     Defined Terms...........................................1
                          B.     Other Terms.............................................8
                          C.     Plan Supplement.........................................8

ARTICLE II        CLASSIFICATION OF CLAIMS AND INTERESTS.................................8

     2.01   "Class 1 Claims".............................................................8
     2.02   "Class 2 Claims".............................................................9
     2.03   "Class 3 Claims".............................................................9
     2.04   "Class 4 Interests"..........................................................9
     2.05   "Class 5 Interests"..........................................................9


ARTICLE III       TREATMENT OF CLAIMS AND INTERESTS......................................9

     3.01   Treatment of Administrative Claims...........................................9
     3.02   Treatment of Intercompany Claims.............................................9
     3.03   Treatment of Priority Tax Claims.............................................9
     3.04   Treatment of Other Priority Claims...........................................9
     3.05   Treatment of Class 1 Claims.................................................10
     3.06   Treatment of Class 2 Claims.................................................10
     3.07   Treatment of Class 3 Claims (Convenience Claims)............................10
     3.08   Treatment of Class 4 Interests..............................................10
     3.09   Treatment of Class 5 Interests..............................................10


ARTICLE IV        METHOD OF DISTRIBUTION OF PROPERTY TO HOLDERS OF
                  ALLOWED CLAIMS........................................................10

     4.01   Manner of Payment Under the Plan............................................10
     4.02   Manner of Distribution of Other Property....................................10
     4.03   Record Date.................................................................11


ARTICLE V         IMPLEMENTATION OF THE PLAN............................................11

     5.01   Issuance of New Securities and Execution of Related Documents...............11
     5.02   Registration Rights.........................................................11
     5.03   Cancellation of Existing Securities and Agreements..........................11
     5.04   Listing of New Common Stock; Registration of Securities.....................11
     5.05   Revesting of Assets.........................................................12
     5.06   Substantive Consolidation...................................................12
     5.07   Corporate Action............................................................12
     5.08   Emergence Bonus and Incentive Plan..........................................12
     5.09   Distributions...............................................................12

            (a)    Distributions to Holders of Allowed Administrative Claims and
                   Allowed Priority Tax Claims..........................................12

                              TABLE OF CONTENTS
                                 (continued)

                                                                                       Page
            (b)    Distributions to Holders of Allowed Other Priority Claims............12
            (c)    Distributions of New Common Stock....................................13
            (d)    Section 546(g)* Claims...............................................13
            (e)    Transmittal of distributed property and notices......................13
            (f)    Rounding; Fractional Shares..........................................13
            (g)    Unclaimed Property...................................................14
            (h)    Full and Final Satisfaction..........................................14
            (i)    Setoffs..............................................................14
            (j)    Disputed Claims......................................................14

     5.10   Miscellaneous Distribution Provisions.......................................14

ARTICLE VI        PROVISIONS RELATING TO CORPORATE STRUCTURE OF
                  THE REORGANIZED DEBTOR UPON CONSUMMATION..............................15

     6.01   Charter.....................................................................15
     6.02   Management of the Reorganized Debtor........................................15


ARTICLE VII       EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............................16

     7.01   Assumption and Rejection of Executory Contracts and Unexpired Leases........16


ARTICLE VIII      CONDITIONS TO CONFIRMATION OF THE PLAN................................16

     8.01   Conditions to Confirmation..................................................16
     8.02   Conditions to Effective Date of Plan........................................17
     8.03   Waiver of Conditions........................................................17


ARTICLE IX        WITHDRAWAL OR MODIFICATION OF THE PLAN................................17

     9.01   Modification of Plan Before and After Confirmation Date.....................17
     9.02   Withdrawal of the Plan......................................................18


ARTICLE X         RETENTION OF JURISDICTION.............................................18

     10.01  Retention of Jurisdiction in the Bankruptcy Court...........................18

ARTICLE XI        DISCHARGE, RELEASES AND INDEMNIFICATION...............................19

     11.01  Discharge of All Claims and Interests and Releases..........................19
     11.02  Exculpation.................................................................21
     11.03  Indemnification.............................................................21
     11.04  Limitation of Liability.....................................................21
     11.05  No Liability for Solicitation or Participation..............................21
     11.06  Injunction..................................................................21


ARTICLE XII       MISCELLANEOUS PROVISIONS..............................................21

     12.01  Payment of Statutory Fees...................................................21


                              TABLE OF CONTENTS
                                 (continued)

                                                                                       Page
     12.02  Saturday, Sunday, or Legal Holiday..........................................22
     12.03  Severability of Provisions..................................................22
     12.04  Rights of Action............................................................22
     12.05  Committee...................................................................22
     12.06  Headings....................................................................22
     12.07  Binding Effect..............................................................22
     12.08  Notices.....................................................................22
     12.09  Governing Law...............................................................23
     12.10  Filing of Additional Documents..............................................23
     12.11  Withholding and Reporting Requirements......................................23

             Crown Books Corporation, Super Crown Books Corporation, Crown Books East Corporation, Crown Books West Corporation, Crown Books National Corporation and Crown DHC Corporation propose the following First Amended Joint Plan of Reorganization pursuant to the provisions of 11 U.S.C. 1101, et seq.

                                  ARTICLE I
                                 DEFINITIONS

      A. Defined Terms. As used in the Plan and the Disclosure Statement, the following terms have the respective meanings ascribed to them below, unless the context otherwise requires:

             1. Administrative Claim: Any cost or expense of administration of the Reorganization Cases allowed under section 503(b) of the Bankruptcy Code and entitled to priority in payment under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the estate of the Debtors, any actual and necessary expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Reorganization Cases in connection with the conduct of the business of, the acquisition or lease of property by or the rendition of services to the Debtors, all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtors under 28 U.S.C. Section 1930.

             2. Allowed: Whenever in the Plan the word "Allowed" precedes a defined term describing a Claim within a particular Class, that phrase will mean an Allowed Claim of the type described in such Class.

             3. Allowed Amount: The lesser of (a) the dollar amount of An Allowed Claim or (b) the Disputed Claim Amount of such Claim. Unless specified herein of by Final Order of the Bankruptcy Court the Allowed Amount of an Allowed Claim shall not include interest accruing on such Allowed Claim from and after the Petition Date.

             4.     Allowed Claim:

                    a. With respect to a Claim (other than an Administrative Claim), any such Claim, proof of which was timely and properly filed on or prior to the applicable Bar Date, if any, or, if no proof of claim was filed or required to be filed, which has been or hereafter is listed by the Debtors on its Schedules but is not listed as unliquidated in amount disputed and/or contingent and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been determined by a Final Order to the extent such objection or motion is determined in favor of the respective holder of such Claim; and

                    b. With respect to an Administrative Claim, any such Administrative Claim as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Administrative Claim.

             5. Amended and Restated Bylaws: The bylaws of the Reorganized Debtor, which shall be substantially in the form as included in the Plan Supplement.

             6. Amended and Restated Certificate of Incorporation: The certificate of incorporation of the Reorganized Debtor, as amended and restated, as described in section 6.01 of the Plan, which shall be substantially in the form included in the Plan Supplement.

             7. Bankruptcy Code: Title I of the Bankruptcy Reform Act of 1978, as amended, set forth in title 11, sections 101 et seq., of the United States Code.

             8. Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code.

             9. Bankruptcy Rules: The Bankruptcy Rules promulgated under 28 U.S.C. Section 2075, as amended from time to time, and the local rules of the Bankruptcy Court.

             10. Bar Date: January 29, 1999, and such other date or dates set by the Bankruptcy Court as the last day for filing proofs of claim against the Debtors.

             11. Board: The Boards of Directors of the respective Debtor entities prior to the Effective Date.

             12. Business Day: Any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

             13. Cash: Cash or cash equivalents (including, but not limited to, a check or cashier's check, wire transfers, bank deposits and other similar items).

             14. Claim: Any claim against one or more of the Debtors within the meaning of Section 101(5) of the Bankruptcy Code.

             15. Class: Any group of Claims or Interests, as classified pursuant to Article II of the Plan.

             16. Clerk of the Bankruptcy Court: The Clerk of the United States Bankruptcy Court for the District of Delaware.

             17.    Commission:  The Securities and Exchange Commission.

             18. Confirmation: Confirmation of the Plan within the meaning of Section 1129 of the Bankruptcy Code.

             19. Confirmation Date: The date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

             20. Confirmation Order: An order of the Bankruptcy Court confirming the Plan.

             21. Contingent Claim: Any Claim which is contingent or unliquidated. Wherever in the Plan the word "Contingent" precedes a defined term describing a Claim within a particular class, that phrase will mean a Contingent Claim of the type described in such class.

             22. Convenience Claim: Allowed Unsecured Claims of Creditors in the amount (a) equal to or less than $1,000, or (b) greater than $1,000, but which is reduced to $1,000 by written election of the holder of such Claim made on a validly executed and timely delivered ballot for voting of the Plan.

             23. Creditor: Any Person who holds a Claim against any of the Debtors.

             24. Creditor Release: The release described in Section 11.02 of the Plan.

             25. Crown: Crown Books Corporation, a Delaware corporation, and one of the Debtors.

             26. Crown DHC: Crown DHC Corporation, a Delaware corporation, and one of the Debtors.

             27. Crown East: Crown Books East Corporation, a Delaware corporation, and one of the Debtors.

             28. Crown National: Crown Books National Corporation, a Delaware corporation, and one of the Debtors.

             29. Crown West: Crown Books West Corporation, a Delaware corporation, and one of the Debtors.

             30.    Dart:  Dart Group, Inc.

             31. Debtor or Debtors: Crown, Super Crown, Crown East, Crown West, Crown National, and Crown DHC, individually, or, as the context requires, collectively.

             32. Debtors-in-Possession: Each of the Debtors as debtors-in-possession pursuant to Chapter 11 of the Bankruptcy Code.

             33. Delaware General Corporation Law: Title 8 of the Delaware Code, as now in effect or hereafter amended.

             34. DIP Facility: That certain secured post-petition debtor-in-possession financing agreement entered into between the Debtors and the Lenders, authorized and approved pursuant to orders of the Bankruptcy Court and evidenced by the Loan and Security Agreement dated as of July 15, 1998 (and as subsequently amended) and related loan, financing and security agreements between and among the Debtors and the Lenders.

             35. Disallowed Claim: Any Claim against the Debtors which has been disallowed, in whole or part, by Final Order of the Bankruptcy Court, or agreement of the Company and the holder of the Claim, or which has been withdrawn, in whole or in part, by the holder thereof, in each case to the extent disallowed or withdrawn.

             36. Disbursing Agent: The Reorganized Debtor, or any other entity or entities designated and authorized by the Debtors or the Reorganized Debtor to distribute property under the Plan.

             37. Disclosure Statement: The written statement, among other things, describing the Plan and setting forth voting procedures and consequences of the Plan, dated June 30, 1999, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

             38. Disputed Claim: Any Claim asserted against the Debtors (a) which the Debtors believe is unliquidated, disputed, or contingent and which has not been allowed by Final Order of the Bankruptcy Court or (b) as to which an objection has been filed by a party in interest and which objection has not been withdrawn or resolved. Wherever in the Plan the word "Disputed" precedes a defined term describing a Claim within a particular Class, that phrase will mean a Disputed Claim of the type described in such Class.

             39. Distribution Date: The Effective Date and any other dates selected by the Reorganized Debtor, other than the Effective Date, upon which the Reorganized Debtor shall or may make distributions pursuant to the Plan.

             40. Effective Date: The first Business bay on which all conditions to effectiveness set forth in Article VIII of the Plan have been satisfied, or, if permitted, waived.

             41. Emergence Bonus and Incentive Plan: The Emergence Bonus and Incentive Plan, which shall be substantially in the form as included in the Plan Supplement.

             42. Entity: Any individual, corporation, limited or general partnership, joint venture association, joint stock company, limited liability company, estate entity, trust, trustee, United States Trustee, unincorporated organization, government governmental unit (as defined in the Bankruptcy
Code), agency or political subdivision thereof.

             43. Equity Factor: .0833, or such greater number as the Debtors and the Creditors' Committee jointly may determine on the Effective Date.

             44. Final Order: An order that has not been reversed, modified, amended or stayed, and which is no longer subject to appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review, reargument, or rehearing is then pending and the time to file any such appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing has expired or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule may be but has not been filed with respect to such order, shall not cause such order not to be a Final Order.

             45.    Foothill:  Foothill Capital Corporation.

             46. Impaired: Any Claim which is impaired within the meaning of section 1124 of the Bankruptcy Code.

             47.    Ingram:  Ingram Book Company.

             48. Ingram Settlement: The agreement between Ingram and the Debtors whereby, among other things, the Debtors and Ingram have agreed to exchange mutual releases, Ingram has agreed to provide $11.6 million of post-Effective Date trade credit to the Reorganized Debtor; reducing to $9.6 million on December 31, 1999, and, upon the reduction of the credit line to $9.6 million, Ingram has agreed to release Dart, which will be substantially in the form included in the Plan Supplement.

             49. Interests: Shall mean the equity interests and rights related thereto represented by (a) the Old Crown Common Stock, (b) the stock of Super Crown, Crown East, Crown West, Crown National, and Crown DHC, and (c) related rights, warrants and options, if any, with respect to either (a) or
(b) above determined immediately prior to the Filing Date.

             50. Management Options: The options to be issued to management of the Reorganized Debtor pursuant to the Emergence Bonus and Incentive Plan providing for the right to purchase shares of New Common Stock.

             51.    Lenders:  Foothill and Paragon, as lenders under the DIP
Facility.

             52. New Common Stock: The common stock of the Reorganized Debtor, par value $.01 per share, authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation.

             53. 1934 Act: The Securities Exchange Act of 1934, as amended.

             54. Old Crown Common Stock: The duly authorized, validly issued, fully paid shares of common stock outstanding of Crown as of the Filing Date, which are being eliminated pursuant to the Plan.

             55. Old Equity Interests: Collectively, all interests in Super Crown, Crown East, Crown West, Crown National, and Crown DHC, and all related rights, warrants and options relating thereto.

             56. Other Priority Claims: Any Claims against the Debtors to the extent entitled to priority in payment under Sections 507(a)(2)-(7) or
Section 507(a)(9) of the Bankruptcy Code.

             57.    Paragon:  Paragon Capital, LLC.

             58. Paragon Commitment Letter: The letter from Paragon and Foothill to the Debtors committing to provide up to $35 million of financing under the terms and conditions set forth therein.

             59. Person: Any individual, corporation, partnership, association, joint stock company, joint venture,

             60. Petition Date: July 14, 1998, the date on which the Debtors commenced the Reorganization Cases. estate, trust, unincorporated organization or government or subdivision thereof or other entity.

             61. Plan: This plan of reorganization under Chapter 11 of the Bankruptcy Code, either in its present form or as amended, supplemented or otherwise modified from time to time.

             62. Plan Supplement: The documents described in Section 10 hereof.

             63. Post-Confirmation Credit Agreement: The credit agreement which is to be executed as of the Effective Date by the Reorganized Debtor and which shall contain those terms set forth in the Paragon Commitment Letter and any and all documents related thereto.

             64. Post-Confirmation Credit Facility: The loans and other financial accommodations provided to the Reorganized Debtor pursuant to the Post-Confirmation Credit Agreement.

             65.    Pre-Petition:  Arising or accruing prior to the Petition
Date.

             66. Priority Claim: Any Claim against the Debtors to the extent entitled to priority in payment under sections -507(a)(2)-(7) and (9) of the Bankruptcy Code.

             67. Priority Tax Claim: Any Claim against the Debtors to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

             68. Record Date: That date established by the Debtors for the purpose of determining to whom distributions shall be made under the Plan.

             69. Registration Rights Agreement: The registration rights agreement, which shall be substantially in the form included in the Plan Supplement, to be entered into on the Effective Date by and among the Reorganized Debtor and certain holders of New Common Stock as of the Effective Date.

             70. Registration Statement. A registration statement pursuant to section 12 of the 1934 Act.

             71. Reorganization Cases: Those cases under Chapter 11 of the Bankruptcy Code, commenced by the Debtors, and styled "In re Crown Books Corporation, et al., Case No. 98-1575 (RRM)".

             72. Reorganized Board: The Board of Directors of the Reorganized Debtor on and after the Effective Date. On the Effective Date, the Reorganized Board shall consist of individuals identified in the Plan Supplement or as modified at or prior to the Confirmation Hearing.

             73. Reorganized Debtor: Crown Books Corporation, on and after the Effective Date.

             74. Richfood Entities: Richfood Holdings, Inc., Dart and their respective present and former officers, directors, agents and employees and their respective successors and assigns including Lazar G. Schafran, Douglas Bregman and Bonita Wilson and specifically excluding Stephen A. Stevens.

             75. Schedules: The Debtors' Schedules of Assets and Liabilities, filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, along with such amendments or modification relating thereto as may be made from time to time.

             76. Section 546(g)* Claims: Claims arising from the return of goods shipped to a Debtor by a Creditor prior to the Petition Date, the offset by the Creditor of the purchase price of such goods against such Creditor's pre-petition Claim and the extension of post-petition credit to a Debtor arising out of such transaction as authorized by an Order of the Bankruptcy Court pursuant to Section 546(g)* of the Bankruptcy Code.

             77. Secured Claim: A Claim which is an Allowed Claim to the extent of the value, as determined by the Bankruptcy Court pursuant to Bankruptcy Code Section 506(a), of any interest in property of the estate of the Debtors securing such Allowed Claim.

             78.    Securities Act:  The Securities Act of 1933, as amended.

             79. Solicitation Materials: The Disclosure Statement and all Exhibits thereto, including but not limited to the Plan, and all ballots and instructions provided by the Debtors to all parties entitled to vote on the Plan.

             80. Subsidiaries: Collectively, Super Crown, Crown East, Crown West, Crown National and Crown DHC. All the voting stock of the subsidiaries is owned or controlled by Crown.

             81. Super Crown: Super Crown Books Corporation, a Delaware corporation, and one of the Debtors.

             82. Unimpaired: Any Claim that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

             83. Unsecured Claim: Any Allowed Claim that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, or Other Priority Claim.

             84.    Unsecured Creditor:  The holder of an Unsecured Claim.

             85. Unsecured Creditors' Committee: The Official Committee of Unsecured Creditors appointed in the Reorganization Case by the United States Trustee for the District of Delaware, as the membership of such Committee is from time to time constituted and reconstituted.

      B. Other Terms: Unless the context otherwise requires, any capitalized terms used and not defined herein or elsewhere in the Plan but that are defined in the Bankruptcy Code or Bankruptcy Rules will have the respective meanings set forth therein. Wherever from the context it appears appropriate, each term stated in either of the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, the feminine and the neuter. Unless otherwise expressly stated in the Plan, the words "herein," "hereof," "hereto," "hereunder" and others of similar inference refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The term "including" shall not be deemed to be exclusive and shall be deemed to mean "including, without limitation."

      C. Plan Supplement: The Amended and Restated Bylaws, Amended and Restated Certificate of Incorporation, Emergence Bonus and Incentive Plan, Registration Rights Agreement, Paragon Commitment Letter, Ingram Settlement and a list identifying the proposed directors of the Reorganized Debtor shall be set forth in a separate volume (the "Plan Supplement"), which shall be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the first day on which the Confirmation Hearing is scheduled to commence. Holders of Claims against and Interests in the Debtors may obtain a copy of the Plan Supplement upon written request to Young Conaway Stargatt & Taylor, LLP, counsel for the Debtors, at the address set forth in Section 12.08 hereof. The Plan Supplement is incorporated into and is part of the Plan as if fully set forth herein.

                                  ARTICLE II
                    CLASSIFICATION OF CLAIMS AND INTERESTS

             Administrative Claims, Priority Tax Claims and Other Priority Claims are unclassified. For purposes of the Plan, Claims and Interests are classified as follows:

      2.01   "CLASS 1 CLAIMS" shall consist of all Secured Claims.  Status:
Unimpaired - not entitled to vote.

      2.02   "CLASS 2 CLAIMS" shall consist of all General Unsecured Claims.
Status:  Impaired - entitled to vote.

      2.03   "CLASS 3 CLAIMS" shall consist of all Convenience Claims.
Status:  Impaired -entitled to vote.

      2.04 "CLASS 4 INTERESTS" shall consist of all shares of Old Crown Common Stock and, any related rights, warrants and options. Status: Impaired
- deemed to reject.

      2.05 "CLASS 5 INTERESTS" shall consist of all Old Equity Interests in the Subsidiaries, all of which are held by Crown. Status: Impaired - deemed to reject.

                                 ARTICLE III
                      TREATMENT OF CLAIMS AND INTERESTS

      3.01 TREATMENT OF ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim shall be paid the Allowed Amount of its Claim in full, in cash, at the sole option of the Debtors, (a) on the Effective Date, or (b) on such other date as the Bankruptcy Court may fix, or (c) in the ordinary course of business as said Claim matures except to the extent that the holder of such Claim agrees to a less favorable treatment.

      3.02 TREATMENT OF INTERCOMPANY CLAIMS. Intercompany Claims of any Debtor against any other Debtor are not classified and are extinguished in connection with the substantive consolidation of the Debtors pursuant to
Article V of the Plan.

      3.03   TREATMENT OF PRIORITY TAX CLAIMS.

             (a) Each holder of an Allowed Priority Tax Claim will receive a Cash payment in the amount of such Priority Tax Claim six years after the date of assessment of the tax on which such Claim is based, plus simple interest paid annually in arrears on such amount from the Effective Date through such day at the effective interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in 90 days. At the option of the Reorganized Debtor, any Allowed Priority Tax Claim may be (i) paid on such alternative terms as may be agreed by the Reorganized Debtor and the holder of such Allowed Priority Tax Claim or (ii) prepaid in whole or in part, without premium or penalty, at any time. The Debtors shall have the right to prepay any Allowed Priority Tax Claim, in whole or in part, at any time, without penalty and with interest accrued and unpaid thereon to the time of prepayment.

      3.04 TREATMENT OF OTHER PRIORITY CLAIMS. Each holder of an Allowed Other Priority Claim will be paid, at the sole election of the Debtors, (i) in accordance with the provisions of section 507 of the Bankruptcy Code, or (ii) in the ordinary course, or (iii) as otherwise authorized by the Bankruptcy Court, except to the extent the holder of such Claim agrees to a less favorable treatment.

      3.05 TREATMENT OF CLASS 1 CLAIMS (Secured Claims). Class 1 Claims are Unimpaired. On the Effective Date, the legal, equitable and contractual rights to which holders of Class 1 Claims are entitled shall remain unaltered.

      3.06 TREATMENT OF CLASS 2 CLAIMS (General Unsecured Claims). Class 2 Claims are Impaired. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Class 2 Claim shall receive shares of New Common Stock equal to the product of such holder's Allowed General Unsecured Claim multiplied by the Equity Factor. Holders of Class 2 Claims shall not retain or receive any additional property for or on account of their Class 2 Claims. The New Common Stock to be issued and distributed in respect of the Class 2 Claims shall represent 100% of the New Common Stock issued and outstanding as of the Effective Date, subject to dilution upon the exercise of the Management Options issued pursuant to the Emergence Bonus and Incentive Plan. No distribution shall be made to the Richfood Entities on account of any of their Class 2 Claims.

      3.07 TREATMENT OF CLASS 3 CLAIMS (Convenience Claims). Class 3 Claims are Impaired. On the Effective Date, holders of Allowed Convenience Claims will receive Cash in an amount equal to 25% of the Allowed Amount of such Allowed Convenience Claim.

      3.08 TREATMENT OF CLASS 4 INTERESTS (Old Crown Common Stock Interests). Class 4 Interests are Impaired. On the Effective Date, (a) the Old Crown Common Stock, and all related rights, warrants and options shall be canceled pursuant to Section 5.02 hereof and (b) any obligations of Crown under agreements and/or instruments governing, or entered into in connection with, the issuance or sale of the Old Crown Common Stock and such related rights, warrants or options shall be discharged pursuant to Section 11.02 hereof. Holders of Class 4 Interests will not receive or retain any consideration under the Plan. Therefore, pursuant to section 1126(g) of the Bankruptcy Code, this Class will be deemed to have voted to reject the Plan.

      3.09 TREATMENT OF CLASS 5 INTERESTS (Old Equity Interests in the Subsidiaries). Class 5 Interests are Impaired - On the Effective Date, all Old Equity Interests in the Subsidiaries will be canceled and extinguished. The Holder of Class 5 Interests will not receive or retain any consideration under the Plan. Accordingly, this Class will be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

                                  ARTICLE IV
                    METHOD OF DISTRIBUTION OF PROPERTY TO
                          HOLDERS OF ALLOWED CLAIMS

      4.01 MANNER OF PAYMENT UNDER THE PLAN. Any payment of Cash made by the Reorganized Debtor, or its designee, pursuant to the Plan may be made either by check or by wire transfer, at the option of the Reorganized Debtor.

      4.02 MANNER OF DISTRIBUTION OF OTHER PROPERTY. Any distribution under the Plan of property other than Cash shall be made by the Reorganized Debtor, or its designee, in accordance with the terms of the Plan.

      4.03   RECORD DATE.  5:00 p.m. (Prevailing Eastern Time) on August 18,
1999.

                                  ARTICLE V
                          IMPLEMENTATION OF THE PLAN

      5.01 ISSUANCE OF NEW SECURITIES AND EXECUTION OF RELATED DOCUMENTS. On the Effective Date, the Reorganized Debtor (i) shall authorize and reserve 5 million shares of New Common Stock to be issued to the holders of Class 2 Claims in accordance with the terms of the Plan and (ii) shall authorize and reserve such shares of New Common Stock as may be necessary for distribution pursuant to the terms of the Emergence Bonus and Incentive Plan upon exercise of the Management Options.

      5.02 REGISTRATION RIGHTS. On the Effective Date, the Reorganized Debtor shall enter into the Registration Rights Agreement.

      5.03 CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. Except as otherwise provided in the Plan, on the Effective Date, the Interests in the Subsidiaries, the Old Crown Common Stock and any related rights, warrants and options, and all obligations of the Debtors relating thereto, shall be cancelled, extinguished and discharged.

      5.04 LISTING OF NEW COMMON STOCK; REGISTRATION OF SECURITIES: The Reorganized Debtor shall use its best efforts to (i) to become a reporting company under section 12 of the 1934 Act as soon as practicable after the Effective Date by causing to be filed with the Commission and having declared effective on or prior to the Effective Date, a registration statement on Form 10 under the 1934 Act with respect to registration of the New Common Stock under the 1934 Act, (ii) to cause the shares of the New Common Stock issued hereunder and all New Common Stock issued hereafter to be listed on a national securities exchange or quoted in the NASDAQ national market or NASDAQ smallcap market, as the case may be, (iii) to file and have declared effective as soon as possible thereafter a registration statement under the Securities Act for the offer and sale on a delayed or continuous basis the shares of the New Common Stock held by Royalty on the Effective Date or issued thereafter (the "Shelf Registration Statement"), (iv) to maintain the effectiveness of the Shelf Registration Statement for a period of at least two years, and (v) enter into Registration Rights Agreement with Royalty. Pursuant to the Plan, on the Effective Date, the Reorganized Debtor will enter into a Registration Rights Agreement for the benefit of Royalty, which will be receiving approximately thirty (30%) percent of the aggregate amount of the New Common Stock being issued under the Plan. Pursuant to the Registration Rights Agreement, Royalty will have the right, exercisable at any time within five years after the Effective Date, to demand on a maximum of three occasions the registration of shares of the New Common Stock initially issued or otherwise held by Royalty under the Securities Act. Royalty will also have unlimited piggyback rights with respect to such shares of New Common Stock for a period of seven years. The form of such Registration Rights Agreement will be included in the Plan Supplement to be filed with the Bankruptcy Court.

      5.05 REVESTING OF ASSETS. The property of the estate of each of the Debtors shall vest in the Reorganized Debtor on the Effective Date. On and after the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of the

Reorganized Debtor shall be free and clear of all Claims and Interests of Creditors and holders of Interests, except as provided herein.

      5.06 SUBSTANTIVE CONSOLIDATION. On the Effective Date, pursuant to the Plan and without need for further action by the Debtors, the estates of each of the Subsidiaries shall be substantively consolidated with Crown. Pursuant to Section 5.07 below, on the Effective Date the Reorganized Debtor shall take such further action as is necessary to dissolve the corporate existence of each of the Subsidiaries in accordance with applicable provisions of State incorporation laws.

      5.07 CORPORATE ACTION. On the Effective Date, the issuance of securities pursuant to section 5.01 hereof, the election of directors and officers of the Reorganized Debtor pursuant to section 6.02 hereof, and the other matters provided under the Plan involving the corporate structure of the Reorganized Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the Delaware General Corporation Law and any other applicable law without any requirement of further action by the stockholders or directors of the Reorganized Debtor. Also on the Effective Date, the Boards of each of the Subsidiaries shall take such action as is necessary to effect the dissolution of the corporate existence of each of the Subsidiaries. On the Effective Date, all agreements entered into pursuant to the Plan shall be legally valid, binding and enforceable in accordance with their terms.

      5.08 EMERGENCE BONUS AND INCENTIVE PLAN. On the Effective Date, the Reorganized Debtor shall be deemed to have adopted and shall implement without further corporate authority or action, the Emergence Bonus and Incentive Plan. On the Effective Date, the Reorganized Debtor shall distribute the Management Options to purchase New Common Stock to certain members of the Reorganized Debtor's senior management in accordance with the provisions of the Emergence Bonus and Incentive Plan. If fully exercised, the Management Options will entitle the holders hereof to fifteen percent (15%) of the total amount of the New Common Stock to be issued and outstanding on a fully diluted basis.

      5.09   DISTRIBUTIONS.

             (a) Distributions to Holders of Allowed Administrative Claims and Allowed Priority Tax Claims. The Reorganized Debtor shall make distributions to each holder of an Allowed Administrative Claim or an Allowed Priority Tax Claim for which an Allowed Amount has been determined as of the Effective Date in the manner described in sections 3.01 and 3.02 of the Plan.

             (b) Distributions to Holders of Allowed Other Priority Claims. The Reorganized Debtor shall make distributions to each holder of an Allowed Other Priority Claim for which an Allowed Amount has been determined as of the Effective Date in the manner described in section 3.03 of the Plan.

             (c)    Distributions of New Common Stock.

                    (i) In accordance with Section 5.01 of the Plan, the Reorganized Debtor shall distribute to each holder of an Allowed Class 2 Claim the shares of New Common Stock (rounded in accordance with subsection 5.09(f) of the Plan) to which such holder is entitled hereunder.

                    (ii) Distributions of the New Common Stock to holders of such Allowed Class 2 Claims pursuant to this paragraph of the Plan or otherwise will be made on the Effective Date or as soon thereafter as is practicable.

                    (iii) The Reorganized Debtor shall hold the New Common Stock as a distribution agent and will, as soon as practicable, economically and administratively, in accordance with applicable law and this Plan, deliver the shares of New Common Stock to each holder of an Allowed Class 2 Claim.

             (d)    Section 546(g)* Claims. On and after the Effective Date,
Section 546(g)* Claims for credit extended to a Debtor by a holder of such claim shall be paid or otherwise treated, at the Reorganized Debtor's sole discretion, in accordance with (i) the terms of any Order of the Bankruptcy Court giving rise to such claim, (ii) such ordinary and customary terms as may be agreed upon between the holder of such Section 546(g)* Claim and the relevant Debtor or the Reorganized Debtor, as appropriate, or (iii) in the case of the Section 546(g)* Claim of Ingram, pursuant to the terms of the Ingram Settlement.

             (e) Transmittal of distributed property and notices. Except as may otherwise be agreed to by the Reorganized Debtor and the holder of a particular Claim or Interest, any property or notice to which such holder may become entitled under the provisions of the Plan, shall be delivered to such holder by regular mail, postage prepaid, in an envelope addressed to such holder as he or his authorized agent may direct in a request filed, on or before the Effective Date, with the Bankruptcy Court (or filed, after the Effective Date, with the Reorganized Debtor), but if no such request is filed, to the address shown in the Debtors' Schedules or other records, or, if a different address is stated in a proof of claim duly filed, to such address. In all cases where delivery or distribution is effected by mail, the date of delivery or distribution shall be the date of mailing. Property delivered in accordance with this paragraph will be deemed delivered to the holder regardless of whether such property is actually received by such holder. Notwithstanding any provision of the Plan to the contrary, any payment or other distribution which the Reorganized Debtor is required, by the Plan, to make to the holder of an Allowed Claim on the Effective Date or on any other Distribution Date, shall be deemed to be made timely if made on the Effective Date or other Distribution Date, as the case may be, or within five (5) Business Days thereafter.

             (f) Rounding; Fractional Shares. Whenever any delivery of a fractional share of New Common Stock shall otherwise be called for, no such fractional shares shall be delivered, but rather, the actual distribution of New Common Stock shall reflect a rounding to the nearest whole number of shares (rounding down in the case of fractions of 0.5 or less).

             (g) Unclaimed Property. The Reorganized Debtor shall make distributions of property to holders of Claims and Interests at those times and in that manner set forth in the Plan. In the event that any distribution of property remains unclaimed for a period of two years after it has been delivered (or after such delivery has been attempted), or otherwise made available in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all such unclaimed property shall revert to and vest irrevocably in the Reorganized Debtor.

             (h) Full and Final Satisfaction. All payments and distributions under this Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims and Interests.

             (i) Setoffs. The Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever any of the Debtors may have against the holder thereof, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtor of any such claim the Debtors or the Reorganized Debtor may, have against such holder.

             (j) Disputed Claims. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any Disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim. The Debtors and the Reorganized Debtor shall retain the right to compromise, settle, litigate or otherwise resolve any such Disputed Claims in the ordinary course of its business operations, either before or after the Effective Date, at the sole election of the Debtors and the Reorganized Debtor. From and after the Effective Date, only the Reorganized Debtor may file and prosecute objections to claims unless otherwise ordered by the Court. Objections to Claims, except Claims as to which the Bankruptcy Court has set an earlier objection deadline, may be filed and served by the Debtors or the Reorganized Debtor on the later of (a) the 120th day following the Effective Date, (b) 90 days after the filing of the proof of claim setting forth such Claim, or (c) any later date set by order of the Bankruptcy Court, which the Debtors or the Reorganized Debtor may request on an ex parte basis. All Disputed Claims which become Allowed Claims after the Effective Date shall be entitled to distribution on account of such subsequently Allowed Claims on the next Distribution Date.

      5.10 MISCELLANEOUS DISTRIBUTION PROVISIONS. Distributions of New Common Stock will be made to holders of Allowed Class 2 Claims on the Effective Date or as soon thereafter as practicable. Distributions to holders of Disputed Class 2 Claims will be made, as and when appropriate, in accordance with Section 5.10(d) hereof.

             (a) On the Effective Date, the Debtors shall reserve 5 million shares of New Common Stock to be issued to the holders of Class 2 Claims in accordance with the terms of the Plan.

             (b) Fluctuation in Value of New Common Stock. The value of the New Common Stock held by the Reorganized Debtor in reserve on account of Disputed Class 2 Claims is likely to fluctuate. The Reorganized Debtor does not represent or warrant that the value of such New Common Stock will not decline after the Effective Date and it does not otherwise assume any liability or risk of loss which the holder of a Disputed Class 2 Claim which becomes an Allowed Claim, after the Effective Date may suffer by reason of any decline in value of the New Common Stock pending determination of the amount of such Disputed Class 2 Claim. The risk or benefit of any appreciation or depreciation in the value of any reserved New Common Stock shall be borne by the party to whom such New Common Stock is ultimately distributed.

             (c) Payment or Distribution on Account of Disputed Class 2 Claims. No payment or distribution will be made in respect of a Disputed Class 2 Claim unless and until such Disputed Class 2 Claim becomes an Allowed Class 2 Claim.

             (d) Timing of Payment or Distribution When a Disputed Class 2 Claim becomes an Allowed Class 2 Claim. Subject to the provisions of this Plan, distributions with respect to each Disputed Class 2 Claim that becomes an Allowed Class 2 Claim that would have otherwise been made had the Claim been an Allowed Claim on the Effective Date shall be made on the next Distribution Date, as determined by the Reorganized Debtor.

             (e) Excess Reserves. Shares of New Common Stock that are reserved pursuant to Section 5.10 hereof for issuance but not issued shall remain authorized but unissued New Common Stock.

             (f) No Supplemental Distributions. In the event that the New Common Stock authorized under Section 5.10(a) exceeds the total New Common Stock to be distributed to holders of Allowed Class 2 Claims (either as a result of the prosecution of objections to claims or otherwise), such remaining New Common Stock shall revert irrevocably to the Reorganized Debtor.

                                  ARTICLE VI
                  PROVISIONS RELATING TO CORPORATE STRUCTURE
                 OF THE REORGANIZED DEBTOR UPON CONSUMMATION

      6.01 CHARTER. On or prior to the Effective Date, the Reorganized Debtor will file its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with sections 228, 242 and 245 of the Delaware General Corporation Law. The Amended and Restated Certificate of Incorporation of the Reorganized Debtor will, among other things, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code and will authorize (i) the issuance of shares of New Common Stock in sufficient amounts to satisfy the Reorganized Debtor's obligations under the Plan not greater than 10 million shares; (ii) a classified Board of Directors providing for staggered election of Directors, and (iii) blank check preferred stock provisions in an amount not greater than I million shares of such preferred stock.

      6.02 MANAGEMENT OF THE REORGANIZED DEBTOR. On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the Reorganized Board, which shall, thereafter, have the responsibility for the management, control, and operation of the Reorganized Debtor. The initial officers of the Reorganized Debtor shall consist of those individuals identified in the Plan Supplement or otherwise announced at or prior to the

Confirmation Hearing. All such directors and officers shall be deemed elected as of the Effective Date pursuant to the Confirmation Order. Those officers and directors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

                                 ARTICLE VII
                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.01 ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Except as otherwise provided in this Plan or in any order of the Bankruptcy Courts on the Effective Date, all executory contracts or unexpired leases (including any and all amendments, revisions or modifications thereto) of each of the Debtors not listed on the schedule of rejected contracts to be served and filed by the Debtors at least ten days before the Confirmation Date or which is not the subject of a motion to reject as of the Confirmation Date, will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code subject to the same rights that the Debtors or the Reorganized Debtor held or hold at, on, or after the Petition Date to modify or terminate such contracts or leases under applicable law. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The dollar amount of any monetary default (as of the Confirmation Date) under a particular unexpired lease or executory contract, as may be agreed to by the parties thereto or as may be determined by the Bankruptcy Court, shall constitute an Administrative Claim upon the assumption of such executory contract or unexpired lease. Claims created by the rejection of executory contracts must be filed with the Bankruptcy Court no later than thirty (30) days after the later of (a) a Final Order authorizing such rejection and (b) the Effective Date. Any Claims not filed within such time shall be forever barred from assertion against the Reorganized Debtor, its properties and estate. Nothing in this paragraph or in the Plan shall operate to bar any claim which Dart may assert with respect to an assumed lease guaranteed by Dart in the event that after the Effective Date, the Reorganized Debtor defaults on such assumed lease.

                                 ARTICLE VIII
                    CONDITIONS TO CONFIRMATION OF THE PLAN

      8.01 CONDITIONS TO CONFIRMATION. The following conditions shall be met prior to confirmation of the Plan:

             (a) An order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered.

             (b) As of the Confirmation Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed) other than General Unsecured Claims asserted by any of the Richfood Entities, in the aggregate, do not exceed $60 million.

             (c) As of the Confirmation Date, the Debtors shall have received commitments from trade vendors to provide, in the aggregate, at least $5 million of post-Effective Date trade credit over and above the trade credit to be provided pursuant to the Ingram Settlement.

      8.02 CONDITIONS TO EFFECTIVE DATE OF PLAN. The following are conditions precedent to the consummation of the Plan:

             (a)    The Bankruptcy Court shall have confirmed the Plan.

             (b)    The Confirmation Order shall have become a Final Order.

             (c) The Confirmation Order shall authorize and approve substantive consolidation of the Debtors.

             (d) The Registration Statement shall have been filed with the Commission and no stop order in respect thereof shall have been issued.

             (e) The Debtors shall have sufficient Cash, through implementation of the Post-Confirmation Credit Facility or otherwise, to satisfy all Cash obligations under the Plan due on the Effective Date.

             (f) As of the Effective Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed) other than General Unsecured Claims asserted by any of the Richfood Entities, in the aggregate, do not exceed $60 million.

      8.03 WAIVER OF CONDITIONS. The Debtors may waive, by a writing signed by an authorized representative and subsequently filed with the Bankruptcy Court, one or more conditions to confirmation or consummation of the Plan.

                                  ARTICLE IX
                    WITHDRAWAL OR MODIFICATION OF THE PLAN

      9.01 MODIFICATION OF PLAN BEFORE AND AFTER CONFIRMATION DATE. The Debtors may alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date. In accordance with Bankruptcy Rule 3019, any such alteration, amendment or modification that does not materially and adversely affect the treatment of holders of any Claim that votes to accept the Plan, may be approved by the Bankruptcy Court at a Confirmation Hearing without the necessity of resoliciting votes. After the Confirmation Date and prior to substantial consummation of the Plan, the Reorganized Debtor and any party in interest may, so long as it does not adversely affect the treatment of holders of any Claims under the Plan, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to address such matters as may be necessary to carry out the purposes and effects of the Plan.

      9.02 WITHDRAWAL OF THE PLAN. The Debtors reserve the right to withdraw and revoke the Plan at any time prior to Confirmation, in which case the Plan will be deemed null and void. In the event of withdrawal or revocation of the Plan by the Debtors, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claim by or against any of the

Debtors or any other person or to prejudice in any manner the rights of any of the Debtors or any other person.

                                  ARTICLE X
                          RETENTION OF JURISDICTION

      10.01 RETENTION OF JURISDICTION IN THE BANKRUPTCY COURT. The Bankruptcy Court will retain and have exclusive jurisdiction over the Reorganization Case for the following purposes:

             (a) To hear and determine any and all pending applications for the rejection, assumption or assignment of executory contracts and leases, any objections to Claims resulting therefrom, and the allowance of any Claims resulting therefrom;

             (b) To hear and determine any and all applications, adversary proceedings, contested matters and other litigated matters pending on the Effective Date or permitted to be commenced thereafter under the Bankruptcy Code and the Bankruptcy Rules;

             (c) To ensure that the distributions to holders of Allowed Claims are accomplished as provided in the Plan;

             (d) To hear and determine any objections to Claims Filed both before and after Confirmation; to allow or disallow, in whole or in part, any Disputed Claim; and to hear and determine other issues presented by or arising under the Plan;

             (e) To enter and implement such orders as may be appropriate in regard to the Confirmation Order and the Plan;

             (f) To hear and determine all applications of professionals for compensation and reimbursement of expenses under section 330, 331, or 503(b) of the Bankruptcy Code;

             (g) To hear the Debtors' or the Reorganized Debtor's application, if any, to modify the Plan in accordance with section 1127 of the Bankruptcy Code (after Confirmation, the Debtor or the Reorganized Debtor may also, so long as they do not adversely affect the interest of holders of Allowed Claims, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of the, Plan);

             (h) To hear and determine disputes arising in connection with the interpretation of the Plan or its implementation, including disputes among holders of Allowed Claims and disputes arising under any other agreements, documents or instruments executed in connection with the Plan;

             (i) To construe and to take any action to enforce the Plan and issue such orders and injunctions as may be necessary for the consummation and implementation of the Plan;

             (j) To determine such other matters and for such purposes as may be provided in the Confirmation Order;

             (k) To hear and determine any motions or contested matters involving taxes, tax refunds, tax Claims, tax attribute and tax benefits and similar or related matters, with respect to the debtors or the Estates arising on or prior to the Effective Date or relating to the period of administration of the Chapter 11 cases;

             (l) To hear and determine any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code;

             (m) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

             (n) To recover assets of the Debtors and property of the estates, including preference claims or any other avoidance claims, wherever located;

             (o) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; and

             (p)    To enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XI
                   DISCHARGE, RELEASES AND INDEMNIFICATION

      11.01  DISCHARGE OF ALL CLAIMS AND INTERESTS AND RELEASES.

             (a) Except as otherwise provided by this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge the Debtors and the Reorganized Debtor from any debt that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed; whether or not such Claim is an Allowed Claim, and whether or not the holder of such Claim has voted on this Plan.

             (b) Except as otherwise specifically provided by this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i) all claims and causes of action against, liabilities of, liens on, obligations of and Interests in the Debtors or Reorganized Debtor or the direct or indirect assets and properties of the Debtors or Reorganized Debtor whether known or unknown, and (ii) all causes of action (whether known or unknown, either directly or derivatively through the Debtors or the Reorganized Debtor) against, claims (as defined in Section 101 of the Bankruptcy Code) against, liabilities (as guarantor of a claim or otherwise) of, liens on the direct or indirect assets and properties of, and obligations of successors and assigns of, the Debtors, the Reorganized Debtor and their successors and assigns based on the same subject matter as any Claim or Interest or based on any act or omission, transaction or other activity or security, interest or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

             (c) Except as otherwise specifically provided by this Plan, any Entity accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the Debtors, the Reorganized Debtor, the Richfood Entities and their respective successors and assigns from any cause of action based on the same subject matter as the Claim or Interest or which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan.

             (d) On the Effective Date, the Debtors, in consideration for, among other things, their voluntary resignation, support of the Plan and/or their waiver of distributions under the Plan and, in the case of Dart, the payment of $300,000 to the Reorganized Debtor, hereby release (i) all present and former officers and directors of the Debtors either holding such office
(x) immediately prior to the Effective Date; or (y) on July 14, 1998; and (ii) the Richfood Entities (collectively, the "Releasees") from any and all claims or liability based upon any act or omission related to service prior to the Effective Date with, for or on behalf of the Debtors or Debtors-in-Possession, except that the Releasees shall not be released with respect to: (i) any indebtedness of any such Releasee to the Debtors for money borrowed by such Releasee; (ii) any setoff or counterclaim the Debtors may have or assert against any such Releasee, provided that the aggregate amount thereof shall not exceed the aggregate amount of any claims held or asserted by such Releasee against the Debtors or Debtors-In-Possession, as the case may be.

             (e) Upon the occurrence of the Effective Date, in exchange for the Releases provided by Section 11.02(c) and (d), the Releasees shall be deemed to have waived any and all Claims and Administrative Expenses except in the case of officers, but solely for direct or indirect compensation and benefits and reimbursement of expenses relating to their employment; provided, however, Dart shall retain its contingent claim for reimbursement or contribution in respect of claims asserted against Dart by Ingram pending the release of such claims in connection with the Ingram Settlement.

      11.02 EXCULPATION: Neither the Debtors, the Estates, the Reorganized Debtor, nor any present officer, director, employee, agent, attorney, accountant, investment banker or financial advisor to any of them, shall be obligated in any manner under the Plan or in respect or by reason of the filing, negotiation, prosecution, Confirmation, consummation or implementation of the Plan or the attempted restructuring of the indebtedness of the Debtors prior to the Petition Date or any action taken or not taken in connection therewith, or shall have or incur any liability to any holder of a Claim or Interest or any other Person in respect of any such matters or any information provided or statement made in the Disclosure Statement or omitted therefrom, except that (i) the Debtors and the Reorganized Debtor shall fulfill the obligations expressly set forth therefor in the Plan and (ii) each Person shall remain liable to the extent provided by law, for its own willful misconduct or gross negligence as determined pursuant to Final Order of a court of competent jurisdiction. Each such person shall be entitled to rely upon the advice of counsel with respect to its duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from acting in accordance with such advice or in any manner approved or ratified by the Bankruptcy Court.

      11.03 INDEMNIFICATION. Subject to the occurrence of the Effective Date, the obligations of the Debtors to indemnify officers and directors, holding such offices from and including the Petition Date through and including the Confirmation Date, against any obligation pursuant to the Debtors' respective Certificate of Incorporation, by-laws or applicable state laws shall survive confirmation of the Plan, remain unaffected by this Plan, and not be discharged.

      11.04 LIMITATION OF LIABILITY. Neither the Reorganized Debtor, the Subsidiaries, nor any of their employees, officers, directors, agents or representatives, nor any professional persons employed by any of them, shall have or incur any liability to any person or Entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the Solicitation Materials and Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with this Plan.

      11.05  NO LIABILITY FOR SOLICITATION OR PARTICIPATION. As specified in section 1125(e) of the Bankruptcy Code, persons that solicit acceptances or rejections of the Plan and/or participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with applicable provisions of the Bankruptcy Code, shall not be liable for violations of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

      11.06 INJUNCTION: The discharge and release provided in the Plan shall also operate as an injunction restraining any person from commencing or continuing any action, suit or proceeding, or employing any process, or otherwise acting, to collect, offset or recover any claim discharged or related under the Plan to the fullest extent authorized or provided by the Bankruptcy Court, including the Sections 524 and 1141 thereof. The Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any cause of action against any present director, officer, employee, attorney, accountant, financial advisor, investment banker or agent of any of the Debtors based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Reorganization Cases, all of which causes of action will be deemed released on the Effective Date.

                                 ARTICLE XII
                           MISCELLANEOUS PROVISIONS

      12.01 PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C. Section 1930 shall be paid on or before the Effective Date.

      12.02 SATURDAY, SUNDAY, OR LEGAL HOLIDAY. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

      12.03 SEVERABILITY OF PROVISIONS. If prior to Confirmation any term or provision of the Plan which does not govern the treatment of Claims or Interests or the conditions to the Effective Date is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      12.04 RIGHTS OF ACTION. Any rights or causes of action accruing to the Debtors shall vest in the Reorganized Debtor on the Effective Date. The Reorganized Debtor may pursue or release all reserved tights of action, as appropriate, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

      12.05 COMMITTEE. The appointment of the Unsecured Creditors' Committee shall terminate on the Effective Date.

      12.06 HEADINGS. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

      12.07 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of each of the Reorganized Debtor, its Creditors, the holders of Interests, and their respective successors and assigns.

      12.08 NOTICES. Any notice to the Debtors or to the Reorganized Debtor required or permitted to be provided under the Plan or Disclosure Statement shall be in writing and served by either (1) certified mal, return receipt requested, postage prepaid, (2) hand delivery, or (3) reputable overnight delivery service, freight prepaid, to be addressed as follows:

                             ATTN: Anna Currence
                             Crown Books Corporation
                             3300 75th Street
                             Landover, MD 20755

             With a copy to:

                             S. David Peress, Esquire
                             Young Conaway Stargatt & Taylor, LLP
                             11th Floor - Rodney Square North
                             P.O. Box 391
                             Wilmington, Delaware 19899-0391

      12.09 GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

      12.10 FILING OF ADDITIONAL DOCUMENTS. On or before substantial consummation of the Plan, the Reorganized Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

      12.11 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors and the Reorganized Debtor (as appropriate) shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.


                             CROWN BOOKS CORPORATION


                             By: /s/
                                ----------------------------------------
                                Anna L. Currence
                                President


                             SUPER CROWN BOOKS CORPORATION


                             By: /s/
                                ----------------------------------------
                                Anna L. Currence
                                President


                             CROWN BOOKS EAST CORPORATION


                             By: /s/
                                ----------------------------------------
                                Anna L. Currence
                                President

                             CROWN BOOKS WEST CORPORATION


                             By: /s/
                                ----------------------------------------
                                Anna L. Currence
                                President


                             CROWN DHC CORPORATION


                             By: /s/
                                ----------------------------------------
                                Anna L. Currence
                                President